                                                                    EXHIBIT 10.9

                               ANNEX A (RECITALS)

                                       TO

                                CREDIT AGREEMENT

                                   DEFINITIONS

         Capitalized terms used in the Loan Documents shall have (unless otherwise provided elsewhere in the Loan Documents) the following respective meanings, and all references to Sections, Exhibits, Schedules or Annexes in the following definitions shall refer to Sections, Exhibits, Schedules or Annexes of or to the Agreement:

         "Account Debtor" means any Person who may become obligated to any other Person under, with respect to, or on account of, an Account, Chattel Paper or General Intangibles (including a payment intangible).

         "Account Party" means (a) Borrower and (b) any Domestic Subsidiary Guarantor for the account of which a Letter of Credit is issued in accordance with Annex B.

         "Accounting Changes" has the meaning ascribed thereto in Annex G.

         "Accounts" means, as to any Person, all "accounts," as such term is defined in the Code, now owned or hereafter acquired by such Person, including
(a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper or Instruments), including any such obligations that may be characterized as an account or contract right under the Code, (b) all of such Person's rights in, to and under all purchase orders or receipts for goods or services, (c) all of such Person's rights to any goods represented by any of the foregoing (including unpaid sellers' rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all rights to payment due to any such Person for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Person or in connection with any other transaction (whether or not yet earned by performance on the part of such Person), (e) all health care insurance receivables, (f) all Vehicle rental receivables and (g) all collateral security of any kind, given by any Account Debtor or any other Person with respect to any of the foregoing.

         "Accrued Revenues" means revenues attributable, as of any date of determination, to an open Vehicle rental contract which have been earned but not billed as of such date.

         "Additional Revolving Loan Commitment" shall mean, for each Additional Revolving Loan Lender, any commitment to make Revolving Loans by such Lender pursuant to Section 1.22, in such amount as agreed to by such Lender in its respective Joinder/Increase Agreement; provided that on the Additional Revolving Loan Commitment Date upon which an Additional Revolving Loan Commitment of any Additional Revolving Loan Lender becomes effective, such Additional Revolving Loan Commitment of such Additional Revolving Loan


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
Lender shall be added to (and thereafter become a part of) (i) the Revolving Loan Commitment of such Additional Revolving Loan Lender for all purposes of this Agreement as contemplated by Section 1.22 and (ii) the total Revolving Loan Commitment.

         "Additional Revolving Loan Commitment Date" shall mean each date upon which an Additional Revolving Loan Commitment under a Joinder/Increase Agreement becomes effective as provided in Section 1.22(b).

         "Additional Revolving Loan Lender" has the meaning ascribed to it in
Section 1.22(b).

         "Adequate Protection Liens" has the meaning ascribed to it in the Orders.

         "Adjusted EBITDA" means, with respect to any Person for any fiscal period, an amount equal to EBITDA less Lease Expenses less Interest Expense attributable to the Pre-Petition Fleet Financing and the New Fleet Financing, in each case, in respect of such period.

         "Advance" means any Revolving Credit Advance or Swing Line Advance, as the case may be.

         "Affected Lender" has the meaning ascribed to it in Section 1.16(d).

         "Affiliate" means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, ten percent (10%) or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, (c) each of such Person's officers, directors, joint venturers and partners and (d) in the case of Borrower, the immediate family members, spouses and lineal descendants of individuals who are Affiliates of Borrower. For the purposes of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term "Affiliate" shall specifically exclude Agent and each Lender.

         "Agent" means GE Capital in its capacity as Agent for Lenders or its successor appointed pursuant to Section 9.7.

         "Agreement" means the Debtor-in-Possession Credit Agreement by and among Borrower, the Guarantors party thereto, GE Capital, as Agent and Lender, and the other Lenders from time to time party thereto, as the same may be amended, supplemented, restated or otherwise modified from time to time.

         "Allocable Amount" has the meaning ascribed to it in Section 12.8(b).

         "Appendices" has the meaning ascribed to it in the recitals to the Agreement.


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
         "Applicable L/C Margin" means the per annum fee, from time to time in effect, payable with respect to outstanding Letter of Credit Obligations as determined by reference to Section 1.5(a).

         "Applicable Margins" means collectively the Applicable L/C Margin, the Applicable Unused Line Fee Margin, the Applicable Revolver Index Margin and the Applicable Revolver LIBOR Margin.

         "Applicable Revolver Index Margin" means the per annum interest rate margin from time to time in effect and payable in addition to the Index Rate applicable to the Loans, as determined by reference to Section 1.5(a).

         "Applicable Revolver LIBOR Margin" means the per annum interest rate margin from time to time in effect and payable in addition to the LIBOR Rate applicable to the Revolving Loan, as determined by reference to Section 1.5(a).

         "Applicable Unused Line Fee Margin" means the per annum fee, from time to time in effect, payable in respect of Borrower's non-use of committed funds pursuant to Section 1.9(b), which fee is determined by reference to Section 1.5(a).

         "Approved Accounts" has the meaning ascribed to it in Annex C.

         "Assigning Lenders" has the meaning ascribed to it in Section
9.1(h)(i).

         "Assignment Agreement" has the meaning ascribed to it in Section
9.1(a).

         "Assuming Lenders" has the meaning ascribed to it in Section 9.1(h)(i).

         "Assumption Notice" has the meaning ascribed to it in Section
9.1(h)(i).

         "Assumption Percentage" has the meaning ascribed to it in Section 9.1(h)(i).

         "Auction Value" means with respect to a Vehicle on any date of determination, the market value of such Vehicle as specified in the most recently published National Automobile Dealers' Association, Official Used Car Guide, Central Western Edition (the "NADA Guide") for the model class and model year of such Vehicle based on the average equipment and the average mileage of each Vehicle of such model class and model year then currently pledged under the Loan Documents. If such Vehicle is not listed in the most recently published NADA Guide, then the Black Book Official Finance/Lease Guide Kelly Blue Book Western Edition (the "KBB") shall be used to estimate the wholesale price of the Vehicle, based on the KBB; provided, however, that if the KBB is unavailable, the Auction Value of such Vehicle shall be based on an independent third-party data source approved by Agent based on the average mileage of each Vehicle of such model class and model year then pledged under the Loan Documents or based upon such other methodology approved by the Supermajority Lenders. Notwithstanding the foregoing, the "Auction Value" of a motorhome, camper or van conversion means the market value of such vehicle as specified in the most recently published version of the KBB.


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
         "Bankruptcy Code" means Title 11 of the United States Code, 11 U.S.C. Sections 101 et seq.

         "Bankruptcy Court" has the meaning ascribed to it in the recitals to the Agreement and includes any other court which may, from time to time, have jurisdiction over the Cases.

         "Bankruptcy Event" means, with respect to any Person, such Person shall

         (a) become insolvent or generally fail to pay, or admit in writing its inability or unwillingness to pay, its debts as they become due;

         (b) apply for, consent to, or acquiesce in, the appointment of a trustee, interim receiver, receiver, receiver and manager, liquidator, sequestrator or other custodian or similar official; for such Person or any property of such Person, or make a general assignment for the benefit of creditors or such Person shall file a petition (or similar proceeding, including an application for a stay order or filing of a proposal or notice of intention to file a proposal) under any Insolvency Law or consents to or fails to contest in a timely and appropriate manner to the institution of proceedings thereunder or to the filing of such petition (or similar proceeding including an application for a stay order or filing of a proposal or notice of intention to file a proposal);

         (c) in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, interim receiver, receiver, receiver and manager, liquidator, sequestrator or other custodian or similar official for such Person or for a substantial part of the property of such Person, and such trustee, interim receiver, receiver, receiver and manager, liquidator, sequestrator or other custodian or similar official shall not be discharged within 60 days after appointment;

         (d) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any Insolvency Law, or any dissolution, winding up or liquidation proceeding, in respect of such Person, and, if any such case or proceeding is not commenced by such Person, such case or proceeding shall be consented to or acquiesced in by such Person or shall result in the entry of an order for relief or shall remain undismissed for 60 days after its commencement; or

         (e) take any action authorizing, or in furtherance of, any of the foregoing.

         "Base Indenture" means the Amended and Restated Base Indenture dated as of December 1, 1996, among TFFC, Borrower (f/k/a Team Rental Group, Inc.) and Deutsche Bank Trust Company Americas (f/k/a Bankers Trust Company), as supplemented from time to time, and in effect on, the Closing Date (exclusive of series supplements).

         "BGI Leasing" means BGI Leasing, Inc., a Delaware corporation that is a special purpose, bankruptcy remote, Wholly Owned Subsidiary of Borrower.

         "Borrower" has the meaning ascribed to it in the preamble to the Agreement.


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
         "Borrower Guaranteed Obligations" has the meaning ascribed to it in Annex B.

         "Borrowing Availability" means as of any date of determination by Agent, the lesser of (i) the Maximum Amount and (ii) the Borrowing Base, in each case, less the sum of the aggregate Revolving Loan and Swing Line Loan then outstanding; provided that an Overadvance in accordance with Section 1.1(a)(iii) may cause the Revolving Loan and the Swing Line Loan to exceed the Borrowing Base by the amount of such permitted Overadvance.

         "Borrowing Base" means, as of any date of determination by Agent, an amount equal to (a) the sum at such time of:

         (i) up to 85% of Eligible Accounts not constituting Accrued Revenues; plus

         (ii)     up to 70% of Eligible Accounts which constitute Accrued
Revenues;

         (iii)    up to 85% of the Auction Value of Eligible Vehicles; plus

         (iv) the lesser of (A) $20,000,000 and (B) up to 50% of the lesser of the fair market value of Eligible Mortgaged Properties as set forth in an appraisal from an appraiser and in form and substance acceptable to Agent and the purchase price for any third-party purchase option encumbering any such Eligible Mortgaged Property; plus

         (v) the lesser of (A) up to 15% of the appraised value of Eligible IP Rights as set forth in an appraisal from an appraiser and in form and substance acceptable to Agent, (B) $30,000,000 and (C) up to 40% of the sum of clauses (i) through (iv), inclusive, above;

         less (b) any Reserves except to the extent already deducted therefrom.

         "Borrowing Base Certificate" means a certificate to be executed and delivered from time to time by Borrower to Agent in the form of Exhibit 4.1(b).

         "BRACC" means Budget Rent A Car Corporation, a Delaware corporation.

         "Budget Funding Corporation" means Budget Funding Corporation, a Delaware corporation that is a special purpose, bankruptcy remote, Wholly Owned Subsidiary of TFFC.

         "Business Day" means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York and in reference to LIBOR Loans shall mean any such day that is also a LIBOR Business Day.

         "Canadian Benefit Plans" means all material employee benefit plans of any nature or kind whatsoever that are not Canadian Pension Plans and are maintained or contributed to by any Credit Party having employees in Canada.

         "Canadian Foreign Subsidiary" means any Foreign Subsidiary Guarantor incorporated or organized under the laws of Canada or any province or territory thereof.

         "Canadian Guaranty" means any Guaranty governed by the laws of Canada or any province or territory thereof and executed by any Canadian Foreign Subsidiary, in substantially the form attached hereto as Exhibit E.

         "Canadian Payment" has the meaning ascribed to it in Section 1.11(a).

         "Canadian Payment Priority" has the meaning ascribed to it in Section 1.11(a).

         "Canadian Pension Plans" means each plan which is considered to be pension plan for the purposes of any applicable pension benefits standards statute and/or regulation in Canada established, maintained or contributed to by any Credit Party for its employees or former employees.

         "Canadian Security Agreement" means all of the Security Agreements governed by the laws of Canada or any province or territory thereof and executed by any Canadian Foreign Subsidiary in substantially the form attached hereto as Exhibit F.

         "Canadian Security Documents" means the Canadian Security Agreement, the Deeds of Hypothec, the Debentures, the Debenture Pledge Agreements and any other security documents governed by the laws of Canada or any province or territory thereof and executed by any Credit Party, in substantially the form attached hereto as Exhibit F.

         "Capital Expenditures" means, with respect to any Person, all expenditures (by the expenditure of cash or the incurrence of Indebtedness) by such Person during any measuring period for any fixed assets or improvements or for replacements, substitutions or additions thereto that have a useful life of more than one year and that are required to be capitalized under GAAP.

         "Capital Lease" means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

         "Capital Lease Obligation" means, with respect to any Capital Lease of any Person, the amount of the obligation of such Person as lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such Person in respect of such Capital Lease.

         "Carve-Out" means claims of the following parties for the following amounts: (a) the allowed unpaid fees and expenses payable under Sections 330 and 331 of the Bankruptcy Code to professional persons retained pursuant to orders of the Bankruptcy Court by the Credit Parties or the Committee in the Cases and
(b) payment of fees pursuant to 28 U.S.C. Section 1930 and to the clerk of the Bankruptcy Court; provided, however, that (i) on any date occurring from and after the Commitment Termination Date, the Cash Collateral Account and any cash or Cash Equivalents held from time to time therein, shall not be subject to the Carve-Out and (ii) the Carve-Out shall not include, apply to or be available for any fees or expenses incurred by any party, including the Credit Parties or any Committee, in connection with the investigation, initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation against Agent or Lenders, including, without limitation, challenging the amount, validity, perfection, priority or enforceability of, or asserting any defense, counterclaim or offset to, the Obligations or the security interests and Liens of Agent and Lenders in respect thereof or asserting any claims or causes of action, including, without limitation, any actions under Chapter 5 of the Bankruptcy Code against Agent or Lenders. So long as no Default or Event of Default shall have occurred and be continuing, the Credit Parties shall be permitted to pay compensation and reimbursement of expenses allowed and payable under sections 330 and 331 of the Bankruptcy Code, as the same may be due and payable, and the same shall not reduce the Carve-Out. The Carve-Out set forth in this Agreement and in the Secondary DIP Facility Order shall aggregate $2,000,000 on or before August 30, 2002, $3,000,000 on or before September 15, 2002, and $5,000,000 thereafter.

         "Case" has the meaning ascribed to it in the preamble to the Agreement.

         "Cash Collateral Account" has the meaning ascribed to it Annex B.

         "Cash Dominion Event" means the earliest to occur of any of the following: (a) the occurrence of a Default or Event of Default, (b) the making of any Revolving Credit Advance (i.e., other than the issuance of a Letter of Credit) in an aggregate amount greater than or equal to $10,000,000 and such Revolving Credit Advances remain outstanding for any period of five (5) or more full consecutive Business Days or (c) the date on which unrestricted cash and Cash Equivalents of Borrower and the other Credit Parties is less than $5,000,000 in the aggregate.

         "Cash Equivalents" shall mean book-entry securities, negotiable instruments or securities represented by instruments in bearer or registered form which evidence any of the following:

         (a) obligations of the United States or any agency thereof, provided such obligations are guaranteed as to the timely payment of principal and interest by the full faith and credit of the United States;

         (b) general obligations of or obligations guaranteed by any state of the United States or the District of Columbia that at the time of acquisition thereof are assigned the highest rating by Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc. ("S&P") and Moody Investor Service, Inc. ("Moody's");

         (c) interests in any money market mutual fund which at the date of investment in such funds has the highest rating by each of Moody's and S&P which has issued a rating for such fund;

         (d) commercial paper which at the date of investment has ratings of at least A-1 by S&P or P-1 by Moody's;

         (e) certificates of deposit, demand or time deposits, Federal funds or banker's acceptances issued by any depository institution or trust company (including the Collateral Agent) incorporated under the laws of the United States or of any State thereof (or any U.S. branch or agency of a foreign bank) and subject to supervision and examination by Federal or state banking authorities, provided that the short-term unsecured deposit obligations of such

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depository institution or trust company at the date of investment are then rated at least P-1 by Moody's and A-1 by S&P;

         (f) demand or time deposits of, or certificates of deposit issued by, any bank, trust company, savings bank or other savings institution, which deposits are fully insured by the Federal Deposit Insurance Corporation, provided that the long-term unsecured debt obligations of such bank, trust company, savings bank or other savings institution are rated at the date of investment at least Aa2 by Moody's and AA- by S & P; or

         (g) investments in any open-end or closed-end management type investment company or investment trust: (1) which is registered under the Investment Company Act of 1940, (2) the portfolio of which is limited to the obligations of, or guaranteed by, the United States and to agreements to repurchase such obligations, which agreements, with respect to principal and interest are at least 100% collateralized by such obligations marked to market on a daily basis, and (3) the investment company or investment trust shall take delivery of such obligations either directly or through an independent custodian designated in accordance with the Investment Company Act of 1940.

         "Cash Flow Forecast" means, with respect to the relevant 13-week period, a consolidated projected statement of cash flow for the operations of Borrower and its Subsidiaries for such period in the North America segment (i.e., the United States and Canada) detailing, the sources and uses of such cash flow, in form and scope consistent with the Initial Cash Flow Forecast attached as Disclosure Schedule 4.3(b); provided that any Cash Flow Forecast shall be for thirteen (13), rather than twenty-four (24), weeks.

         "Cash Management Systems" has the meaning ascribed to it in Section
1.8.

         "Certificate of Exemption" has the meaning ascribed to it in Section 1.15(d).

         "Certificate of Title" means, with respect to each Vehicle, the certificate of title applicable to such Vehicle fully issued in accordance with the certificate of title act or statute of the jurisdiction applicable to such vehicle.

         "Certifying Lender" has the meaning ascribed to it in Section 1.15(d).

         "Change of Control" means any of the following: (a) any person or group of persons (within the meaning of the Securities Exchange Act of 1934) (i) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of
1934) of twenty percent (20%) or more of the issued and outstanding shares of Stock of Borrower having the right to vote for the election of directors of Borrower under ordinary circumstances or (ii) shall acquire the right or the ability by voting right, contract or otherwise to elect or designate for election a majority of the board of directors of Borrower; (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of Borrower (together with any new directors whose election by the board of directors of Borrower or whose nomination for election by the Stockholders of Borrower was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any

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reason other than death or disability to constitute a majority of the directors then in office; (c) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to direct or control, directly or indirectly, the management or policies of Borrower, BRACC or Ryder; (d) a "Change of Control" under any Indebtedness for borrowed money of Borrower or any of its Subsidiaries shall have occurred; (e) Borrower ceases to own and control all of the economic and voting rights associated with all of the outstanding Stock of (including the ability to elect all of the board of directors of) each other Credit Party or
(f) each other Credit Party ceases to own and control all of the economic and voting rights associated with all of the outstanding Stock of any of its Subsidiaries.

         "Chapter 11 Plan" means a proposed plan or plans under Chapter 11 of the Bankruptcy Code in any of the Cases.

         "Charges" means all federal, state, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the PBGC at the time due and payable), levies, assessments or Liens upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income, capital, or gross receipts of any Person, (d) any Person's ownership or use of any properties or other assets, or (e) any other aspect of any Person's business.

         "Chattel Paper" means any "chattel paper," as such term is defined in the Code, including electronic chattel paper, now owned or hereafter acquired by any Credit Party.

         "Claim" has the meaning ascribed to such term in Section 101(5) of the Bankruptcy Code.

         "Closing Date" means August 7, 2002.

         "Closing Checklist" means the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Agreement, the other Loan Documents and the transactions contemplated thereunder, substantially in the form attached hereto as Annex D.

         "Code" means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent's or any Lender's Lien on any Collateral is governed by the Uniform Commercial Code or such foreign personal property security laws as enacted and in effect in a jurisdiction other than the State of New York, the term "Code" shall mean the Uniform Commercial Code or such foreign personal property security laws as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions and; provided further, that if such foreign personal property security laws do not contain a definition that is used in another Loan Document, the definition that is used in such other Loan Document shall have the meaning

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given to it in the Code as though the references to the words "or such foreign personal property security laws" in the second proviso of this definition do not exist.

         "Collateral" means the property of the Credit Parties covered by the Collateral Documents or the Orders and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, including Pre-Petition Collateral and the Secondary DIP Facility Cash Collateral, that may at any time be or become subject to a security interest or Lien in favor of Agent, on behalf of itself and Lenders, to secure the Obligations.

         "Collateral Agency Agreement" means the Collateral Agency Agreement executed and delivered by the Credit Parties party thereto as grantors, TFFC, as nominee titleholder, the Collateral Agent, not in its individual capacity but solely as collateral agent for the Secured Parties, Agent, the Pre-Petition Agent and the Secondary DIP Agent, substantially in the form of Exhibit C hereto, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms of the Agreement.

         "Collateral Agent" means Deutsche Bank Trust Company Americas, as collateral agent for the Secured Parties pursuant to the Collateral Agency Agreement, or any successor appointed under the Collateral Agency Agreement.

         "Collateral Documents" means the Security Agreements, the Pledge Agreements, the Mortgages, the Patent Security Agreements, the Trademark Security Agreements, the Copyright Security Agreements, the Canadian Security Documents, any Control Agreement, any Control Letters and all similar agreements entered into guaranteeing payment of, or granting or perfecting a Lien upon property as security for payment of, the Obligations.

         "Collateral Reports" means the reports with respect to the Collateral referred to in Annex F.

         "Collection Account" means that certain account of Agent, account number 502-328-54 in the name of Agent at Bankers Trust Company in New York, New York ABA No. 021 001 033, or such other account as may be specified in writing by Agent as the "Collection Account."

         "Committee" means a statutory committee of unsecured creditors appointed in the Cases pursuant to Section 1102 of the Bankruptcy Code.

         "Commitment Letter" means that certain Commitment Letter dated July 24, 2002 by and between GE Capital and Borrower.

         "Commitment Termination Date" means the earliest to occur of: (a) the Stated Maturity Date, (b) the date of termination of Lenders' obligations to make Advances and to incur Letter of Credit Obligations or permit existing Loans to remain outstanding pursuant to Section 8.2(c), (c) the date of indefeasible prepayment in full by Borrower of the Loans and the cancellation and return (or stand-by guarantee) of all Letters of Credit or the cash collateralization of all Letter of Credit Obligations pursuant to Annex B, and the permanent reduction of all Commitments to zero dollars ($0), (d) the date that is eight
(8) Business Days after the Petition Date if the Interim Order has not been entered by the Bankruptcy Court by such date, (e) August 30, 2002 if the Final Order has not been entered by the Bankruptcy Court by such date, unless the Interim Order has been extended with Agent's written consent to a date acceptable to Agent, (f) the first Business Day on which the Interim Order expires by its terms or is terminated, unless the Final Order shall have been entered and become effective prior thereto, (g) the sale of all or substantially all of the Credit Parties' assets, taken as a WHOLE, pursuant to Section 363 of the Bankruptcy Code and (h) the Consummation Date.

         "Commitments" means (a) as to any Lender, the aggregate of such Lender's Revolving Loan Commitment (including without duplication the Swing Line Lender's Swing Line Commitment as a subset of its Revolving Loan Commitment) as set forth on Annex J to the Agreement or in the most recent Assignment Agreement executed by such Lender and (b) as to all Lenders, the aggregate of all Lenders' Revolving Loan Commitments (including without duplication the Swing Line Lender's Swing Line Commitment as a subset of its Revolving Loan Commitment), which aggregate commitment shall be Seventy-Five Million Dollars ($75,000,000) on the Closing Date and which may be increased to an aggregate amount of One Hundred Million Dollars ($100,000,000) as a result of the addition of Lenders through the execution and delivery of one or more Joinder Agreements, as to each of clauses (a) and (b), as such Commitments may be reduced, amortized or adjusted from time to time in accordance with the Agreement.

         "Compliance Certificate" has the meaning ascribed to it in Annex E.

         "Concentration Account" has the meaning ascribed to it in Annex C.

         "Consultants" has the meaning ascribed to it in Section 1.14.

         "Consummation Date" shall mean the date of the "substantial consummation" (as defined in Section 1101(2) of the Bankruptcy Code and which for purposes of the Agreement shall be no later than the effective date) of a Chapter 11 Plan that is confirmed pursuant to an order of the Bankruptcy Court.

         "Contracts" means all "contracts," as such term is defined in the Code, now owned or hereafter acquired by any Person, in any event, including all contracts, undertakings, or agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which any Person may now or hereafter have any right, title or interest, including any agreement relating to the terms of payment or the terms of performance of any Account.

         "Control Agreement" means (a) that certain Deposit Account Control Agreement by and among Harris Bank, Borrower, Agent, the Pre-Petition Agent and the Secondary DIP Facility Agent and covering each Approved Account maintained at Harris Bank and (b) any other control account agreements entered into by and among Borrower, Agent and any financial institution from time in accordance with Annex C, in each case, substantially in the form of Exhibit I.

         "Control Letter" means a letter agreement between Agent and (i) the issuer of uncertificated securities with respect to uncertificated securities in the name of any Credit Party, (ii) a securities intermediary with respect to securities, whether certificated or uncertificated, securities entitlements and other financial assets held in a securities account in the name of any

Credit Party, (iii) a futures commission merchant or clearing house, as applicable, with respect to commodity accounts and commodity contracts held by any Credit Party, whereby, among other things, the issuer, securities intermediary or futures commission merchant disclaims any security interest in the applicable financial assets, acknowledges the Lien of Agent, on behalf of itself and Lenders, on such financial assets, and agrees to follow the instructions or entitlement orders of Agent without further consent by the affected Credit Party.

         "Copyright License" means, as to any Person, any and all rights now owned or hereafter acquired under any written agreement granting any right to use any Copyright or Copyright registration.

         "Copyright Security Agreements" means all of the Copyright Security Agreements made in favor of Agent, on behalf of itself and Lenders, by each applicable Credit Party.

         "Copyrights" means, as to any Person, all of the following now owned or existing or hereafter adopted or acquired: (a) all copyrights and General Intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof and (b) all reissues, extensions or renewals thereof.

         "Credit Card Receivables" means Accounts in respect of MasterCard, VISA or American Express credit or debit cards.

         "Credit Parties" means Borrower and each of the Guarantors.

         "CSFB" means Credit Suisse First Boston.

         "Customary Permitted Liens" has the meaning ascribed to it in Section 1.6(c)(i)(C).

         "Debenture Pledge Agreements" means each pledge of debenture created pursuant to the Civil Code of Quebec and under which the Credit Party issuer of a Debenture pledges such Debenture to Agent for the benefit of Agent and Lenders, substantially in the form attached hereto as Exhibit F.

         "Debentures" means the debentures executed and issued to Agent by one or more Credit Parties under the Deed of Hypothec, substantially in the form attached hereto as Exhibit F.

         "Deed of Hypothec" shall mean each deed of hypothec entered into among Agent, Lenders and each Credit Party signatory thereto, substantially in the form attached hereto as Exhibit F.

         "Default" means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

         "Default Rate" has the meaning ascribed to it in Section 1.5(d).

         "Demand Capitalization Note (1998-3)" means the promissory note dated as of June 19, 1998, issued by Borrower to TFFC in connection with the Series 1998-3 Notes (as defined in the Series 1998-3 Supplement).

         "Demand Capitalization Note (1998-4)" means the promissory note dated as of June 19, 1998, issued by Borrower to TFFC in connection with the Series 1998-4 Notes (as defined in the Series 1998-4 Supplement).

         "Demand Capitalization Note (1999-3)" means the promissory note dated as of June 25, 1999, issued by Borrower to TFFC in connection with the Series 1999-3 Notes (as defined in the Series 1999-3 Supplement).

         "Demand Capitalization Note (1999-4)" means the promissory note dated as of June 25, 1999, issued by Borrower to TFFC in connection with the Series 1999-4 Notes (as defined in the Series 1999-4 Supplement).

         "Demand Capitalization Note (2001-2)" means the promissory note dated as of April 18, 2001, issued by Borrower to TFFC in connection with the Series 2001-2 Notes (as defined in the Series 2001-2 Supplement).

         "Demand Capitalization Note (2001-3)" means the amended and restated promissory note (amending and restating that certain promissory note dated as of June 28, 2002) dated as of July 12, 2002, issued by Borrower to TFFC in connection with the Series 2001-3 Notes (as defined in the Series 2001-3 Supplement).

         "Demand Capitalization Notes" means, collectively, the Pre-Petition Demand Capitalization Notes and the Post-Petition Demand Capitalization Notes.

         "Demand Capitalization Notes (1997-2)" means the promissory notes dated as of April 29, 1997, issued by BRACC to TFFC.

         "Deposit Accounts" means all "deposit accounts" as such term is defined in the Code, now or hereafter held in the name of any Credit Party.

         "Design" means the following now owned or hereafter acquired by any Credit Party: (a) all industrial designs, design patents and other designs now owned or existing or hereafter adopted or acquired, all registrations and recordings thereof and all applications in connection therewith, including all registrations, recordings and applications in the Canadian Industrial Designs Office or any similar office in any country and all records thereof and (b) all reissues, extensions or renewals thereof.

         "Design License" shall mean rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right to use any Design.

         "Disbursement Account" has the meaning ascribed to it in Annex C.

         "Disclosure Schedules" means the Schedules prepared by the Credit Parties and denominated as Disclosure Schedules (3.1) through (6.18) in the Index to the Agreement.

         "Disposition" has the meaning ascribed to such term in Section 6.8(a).

         "Dissolved Entities" means Auto Rental Systems, Inc., Directors Row Management Company, LLC and Warren Wooten Ford, Inc.

         "Documents" means all "documents," as such term is defined in the Code, now owned or hereafter acquired by any Person, wherever located.

         "Dollar Equivalent Amount" of any currency means (i) the amount of such currency if such currency is Dollars or (ii) the equivalent amount in Dollars of such amount of any other currency, if such currency is any currency other than Dollars, calculated on the basis of the arithmetical mean for the buy and sell spot rates of exchange quoted to Agent for such currency in New York at approximately 11:00 a.m. (New York time) on such date, rounded up to the nearest amount of such currency as determined by Agent.

         "Dollars" or "$" means lawful currency of the United States of America.

         "Domestic Subsidiary" means, with respect to any Person, any Subsidiary other than a Foreign Subsidiary.

         "Domestic Subsidiary Guarantors" has the meaning ascribed to it in the preamble to the Agreement.

         "EBITDA" means, with respect to any Person for any fiscal period, without duplication, an amount equal to (a) consolidated net income of such Person for such period determined in accordance with GAAP, minus (b) the sum of
(i) income tax credits, (ii) interest income, (iii) gain from extraordinary items for such period, (iv) any aggregate net gain (but not any aggregate net loss) during such period arising from the sale, exchange or other disposition of capital assets by such Person (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities) and (v) any other non-cash gains that have been added in determining consolidated net income, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication, plus (c) the sum of (i) any provision for income taxes, (ii) Interest Expense, (iii) loss from extraordinary items for such period, (iv) the amount of non-cash charges (including depreciation and amortization) for such period, (v) amortized debt discount for such period, (vi) Restructuring Expenses and (vii) the amount of any deduction to consolidated net income as the result of any grant to any members of the management of such Person of any Stock, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication. For purposes of this definition, the following items shall be excluded in determining consolidated net income of a Person: (1) the income (or deficit) of any other Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, such Person or any of such Person's Subsidiaries; (2) the income (or deficit) of any other Person (other than a Subsidiary) in which such Person has an ownership interest, except to the extent any such income has actually been received by such Person in the form of cash dividends or distributions;

(3) the undistributed earnings of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary; (4) any restoration to income of any contingency reserve, which is material in amount, if such restoration is not consistent with past practices; (5) any write-up of any asset; (6) any net gain from the collection of the proceeds of life insurance policies; (7) any net gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of such Person, (8) in the case of a successor to such Person by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets and (9) any deferred credit representing the excess of equity in any Subsidiary of such Person at the date of acquisition of such Subsidiary over the cost to such Person of the investment in such Subsidiary.

         "Eligible Accounts" has the meaning ascribed to it in Section 1.6(a).

         "Eligible IP Rights" has the meaning ascribed to it in Section 1.6(d).

         "Eligible Items" means, collectively, Eligible Accounts, Eligible Vehicles, Eligible Mortgaged Properties and Eligible IP Rights.

         "Eligible Mortgaged Properties" has the meaning ascribed to it in
Section 1.6(c).

         "Eligible Vehicles" has the meaning ascribed to it in Section 1.6(b).

         "EMEA Subsidiary" means any Foreign Subsidiary of Borrower which conducts all or substantially all of its operations in Europe, the Middle East or Asia.

         "Environmental Laws" means all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, standards, orders-in-council and regulations, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. Sections 9601 et seq.) ("CERCLA"); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. Sections 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Sections 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. Sections 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. Sections 2601 et seq.); the Clean Air Act (42 U.S.C. Sections 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. Sections 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. Sections 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. Sections 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

         "Environmental Liabilities" means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including any arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

         "Environmental Permits" means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

         "Equipment" means all "equipment," as such term is defined in the Code, now owned or hereafter acquired by any Person, wherever located and, in any event, including all such Person's machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment, including embedded software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, Vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

         "ERISA Affiliate" means, with respect to any Credit Party, any trade or business (whether or not incorporated) that, together with such Credit Party, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.

         "ERISA Event" means, with respect to any Credit Party or any ERISA Affiliate, (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan; (b) the withdrawal of any Credit Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Credit Party or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under
Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by any Credit Party or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within 30 days; (g) any other event or condition that might reasonably be expected to constitute grounds under
Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; or (i) the loss of a Qualified Plan's qualification or tax exempt status; (j) the termination of a Plan described in Section 4064 of ERISA; or (k) the termination of, or any action or inaction with respect to, any Foreign Plan which could result in the imposition of a material liability on or against any Credit Party or any ERISA Affiliate.

         "ESOP" means a Plan that is intended to satisfy the requirements of
Section 4975(e)(7) of the IRC.

         "Event of Default" has the meaning ascribed to it in Section 8.1.

         "Existing Institution" has the meaning ascribed to it in Annex C.

         "Fair Labor Standards Act" means the Fair Labor Standards Act, 29 U.S.C. Section 201 et seq.

         "Federal Funds Rate" means, for any day, a floating rate equal to the weighted average of the rates on overnight Federal funds transactions among members of the Federal Reserve System, as determined by Agent in its sole discretion, which determination shall be final, binding and conclusive (absent manifest error).

         "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

         "Fees" means any and all fees payable to Agent or any Lender pursuant to the Agreement, the GE Capital Fee Letter or any of the other Loan Documents.

         "Filing Date Liens" has the meaning ascribed to it in the Orders.

         "Final Order" means an order of the Bankruptcy Court pursuant to
Section 364 of the Bankruptcy Code, authorizing the Credit Parties, on a final basis, to enter into the Agreement, the GE Capital Fee Letter and the other Loan Documents and to incur post-petition secured Indebtedness in accordance with the Agreement, and as to which order no stay is in effect and which has not been reversed, modified, vacated or overturned, and which is in form and substance satisfactory to Agent and the Requisite Lenders.

         "Financial Covenants" means the financial covenants set forth in Annex
G.

         "Financial Statements" means the (a) consolidated income (loss) statements, statements of changes in financial position or cash flows (as applicable) and balance sheets of Borrower and (b) consolidating income (loss) statements and balance sheets of Borrower, in each case, delivered in accordance with Section 3.4 and Annex E.

         "First Day Orders" means all orders entered by the Bankruptcy Court set forth on Schedule 2.1(a), each of which is in form and substance satisfactory to Agent and the Requisite Lenders.

         "Fiscal Month" means any of the monthly accounting periods of Borrower.

                  "Fiscal Quarter" means any of the quarterly accounting periods of Borrower, ending on March 31, June 30, September 30 and December 31 of each year.

         "Fiscal Year" means any of the annual accounting periods of Borrower ending on December 31 of each year.

         "Fixed Charges" means, with respect to any Person for any fiscal period (without duplication), (a) the aggregate of all Interest Expense paid or accrued during such period, plus (b) scheduled payments of principal with respect to Indebtedness during such period (other than repayments of Indebtedness as a result of the Disposition of Vehicles), plus (c) Capital Expenditures during such period, plus (d) Lease Expenses paid or accrued during such period, plus
(e) all income taxes paid or accrued during such period.

         "Fixed Charge Coverage Ratio" means, with respect to any Person for any fiscal period, the ratio of (a) EBITDA to (b) Fixed Charges.

         "Fixtures" means all "fixtures" as such term is defined in the Code, now owned or hereafter acquired by any Credit Party.

         "Ford Order" means the interim order entered by the Bankruptcy Court on July 30, 2002, attached hereto as Exhibit L and a final order approving the transactions contemplated by the interim Ford Order which shall be in form and substance satisfactory to Agent and the Requisite Lenders.

         "Foreign Lender" has the meaning ascribed to it in Section 1.15(d).

         "Foreign Plan" means any Plan maintained outside of the United States of America for the benefit of employees substantially all of whom are not citizens of the United States of America.

         "Foreign Pledge Agreement" means any pledge agreement governed by the laws of a jurisdiction other than the United States or a state thereof executed and delivered by any Credit Party pursuant to the terms of the Agreement, in form and substance satisfactory to Agent, as may be necessary or desirable under the laws of organization or incorporation of a Subsidiary to further protect or perfect the Lien on and security interest in any Stock.

         "Foreign Subsidiary" means, with respect to any Person, any Subsidiary
(a) which is organized under the laws of any jurisdiction outside of the United States of America, (b) which conducts the major portion of its business outside of the United States of America and (c) all or substantially all of the assets of which are located outside of the United States of America.

         "Foreign Subsidiary Guarantor" has the meaning ascribed to it in the preamble to the Agreement.

         "Funded Debt" means, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person's option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including Capital Lease Obligations, current maturities of long-term debt, revolving credit and short-term debt extendible beyond one year at the option of the debtor, and also including, in the case of Borrower, the Obligations and, without duplication, Guaranteed Indebtedness consisting of guaranties of Funded Debt of other Persons.

         "GAAP" means generally accepted accounting principles in the United States of America consistently applied, as such term is further defined in Annex G to the Agreement.

         "GE Capital" means General Electric Capital Corporation, a Delaware corporation.

         "GE Capital Fee Letter" means that certain letter, dated as of July 24, 2002, between GE Capital and Borrower with respect to certain Fees to be paid from time to time by Borrower to GE Capital.

         "General Intangibles" means all "general intangibles," as such term is defined in the Code, now owned or hereafter acquired by any Person, including all right, title and interest that such Person may now or hereafter have in or under any Contract, all payment intangibles, customer lists, Licenses, Copyrights, Trademarks, Patents, and all applications therefor and reissues, extensions or renewals thereof, rights in Intellectual Property, interests in partnerships, joint ventures and other business associations, licenses, permits, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, Software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Trademark or Trademark License), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, choses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged Stock and Investment Property, rights of indemnification, all books and records, correspondence, credit files, invoices and other papers, including without limitation all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Person or any computer bureau or service company from time to time acting for such Person.

         "Goods" means all "goods" as defined in the Code, now owned or hereafter acquired by any Person, wherever located, including embedded software to the extent included in "goods" as defined in the Code, manufactured homes, standing timber that is cut and removed for sale and unborn young of animals.

         "Governmental Authority" means any nation or government, any state, province, territory or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "Granting Lender" has the meaning ascribed to it in Section 9.1(g).

         "Guaranteed Indebtedness" means, as to any Person, any obligation of such Person guaranteeing, providing comfort or otherwise supporting any Indebtedness, lease, dividend, or other obligation ("primary obligation") of any other Person (the "primary obligor") in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation; (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor; (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business) or
(e) indemnify the owner of such primary obligation against loss in respect thereof. The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

         "Guarantors" means (a) the Domestic Subsidiaries of Borrower listed on the signature pages to the Agreement as "Domestic Subsidiary Guarantors," (b) all other Domestic Subsidiaries of Borrower (other than the SPVs), (c) the Foreign Subsidiaries of Borrower listed on the signature pages to the Agreement as "Foreign Subsidiary Guarantors" or which are party to a Canadian Guaranty and
(d) each other Person, if any, that executes a guaranty or other similar agreement in favor of Agent, for itself and the ratable benefit of Lenders, in connection with the transactions contemplated by the Agreement and the other Loan Documents.

         "Guarantor Payment" has the meaning ascribed to it in Section 12.8(a).

         "Harris Bank" has the meaning ascribed to it in Annex C.

         "Hazardous Material" means any substance, material or waste that is regulated by, or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance that is (a) defined as a "solid waste," "hazardous waste," "hazardous material," "hazardous substance," "dangerous goods," "extremely hazardous waste," "restricted hazardous waste," "pollutant," "contaminant," "hazardous constituent," "special waste," "toxic substance" or other similar term or phrase under any Environmental Laws or (b) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCB's), or any radioactive substance.

         "Hedging Agreements" means, collectively, currency exchange agreements, interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and all other agreements or arrangements designed to protect a Person against fluctuations in interest rates or currency exchange rates.

         "Hedging Obligations" means, with respect to any Person, all liabilities of such Person under Hedging Agreements.

         "Indebtedness" means, with respect to any Person, without duplication,
(a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment for which is deferred six (6) months or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are unsecured and not overdue by more than six (6) months unless being contested in good faith; (b) all reimbursement and other obligations with respect to letters of credit, bankers' acceptances and surety bonds, whether or not matured; (c) all obligations evidenced by notes, bonds, debentures or similar instruments (including any demand notes); (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) all Capital Lease Obligations and the present value (discounted at the Index Rate as in effect on the Closing
Date) of future rental payments under all synthetic leases; (f) all Hedging Obligations of such Person, in each case whether contingent or matured; (g) Redeemable Capital Stock; (h) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including Accounts and Contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness and
(i) the Obligations.

         "Indemnified Liabilities" has the meaning ascribed to it in Section
1.13.

         "Indemnified Person" has the meaning ascribed to in Section 1.13.

         "Index Rate" means, for any day, a floating rate equal to the higher of
(i) the rate publicly quoted from time to time by The Wall Street Journal as the "base rate on corporate loans posted by at least 75% of the nation's 30 largest banks" (or, if The Wall Street Journal ceases quoting a base rate of the type described, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled "Selected Interest Rates" as the Bank prime loan rate or its equivalent) and
(ii) the Federal Funds Rate plus fifty (50) basis points per annum. Each change in any interest rate provided for in the Agreement based upon the Index Rate shall take effect at the time of such change in the Index Rate.

         "Index Rate Loan" means a Loan or portion thereof bearing interest by reference to the Index Rate.

         "Initial Cash Flow Forecast" means, with respect to the 24-week period ending December 31, 2002, a consolidated projected statement of cash flow for the operations of the Borrower and its Subsidiaries for such period in respect of the Borrower's North America segment (i.e., the United States and Canada), detailing the sources and uses of such cash flow in form and substance satisfactory to Agent and attached to Disclosure Schedule (3.4(b)).

         "Insolvency Law" means any of the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada) and the Companies' Creditors Arrangement Act (Canada), each as now and hereafter in effect, any successors to such statues and any other applicable insolvency or other similar law of any jurisdiction including, without limitation, any law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it.

         "Instruments" means all "instruments," as such term is defined in the Code, now owned or hereafter acquired by any Person, wherever located, and, in any event, including all certificated securities, all certificates of deposit, and all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

         "Intellectual Property" means any and all Licenses, Patents, Copyrights, Trademarks, and the goodwill associated with such Trademarks.

         "Interest Expense" means, with respect to any Person for any fiscal period, interest expense (whether cash or non-cash) of such Person determined in accordance with GAAP for the relevant period ended on such date, including, interest expense with respect to any Funded Debt of such Person and interest expense for the relevant period that has been capitalized on the balance sheet of such Person.

         "Interest Payment Date" means (a) as to any Index Rate Loan, the first Business Day of each month to occur while such Loan is outstanding and (b) as to any LIBOR Loan, the last day of the applicable LIBOR Period; provided that in addition to the foregoing, each of (x) the date upon which all of the Commitments have been terminated and the Loans have been paid in full and (y) the Commitment Termination Date shall be deemed to be an "Interest Payment Date" with respect to any interest that has then accrued under the Agreement.

         "Interim Facility" means that portion of the Loans and the L/C Sublimit made available to Borrower pursuant to the Interim Order.

         "Interim Order" means that certain order to be entered by the Bankruptcy Court in substantially the form of Exhibit A authorizing the Credit Parties, on an interim basis, to enter into the Agreement, the GE Capital Fee Letter and the other Loan Documents and to incur post-petition secured Indebtedness in accordance with the Agreement, and as to which order no stay is in effect and which order has not been reversed, modified, vacated or overturned, and is in form and substance satisfactory to Agent and the Requisite Lenders.

         "Inventory" means all "inventory," as such term is defined in the Code, now owned or hereafter acquired by any Person, wherever located, and in any event including Vehicles and other inventory, merchandise, goods and other personal property that are held by or on behalf of any Person for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, or materials or supplies of any kind, nature or description used or consumed or to be used or consumed in such Person's business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

         "Investment" has the meaning ascribed to it in Section 6.2.

         "Investment Property" means all "investment property" as such term is defined in the Code now owned or hereafter acquired by any Person, wherever located, including (i) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (ii) all securities entitlements of any Person, including the rights of any Person to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (iii) all securities accounts of any Person; (iv) all commodity contracts of any Person and (v) all commodity accounts held by any Person.

         "IP Rights" means the "Budget" registered trademark (for North America and International).

         "IRC" means the Internal Revenue Code of 1986 and all regulations promulgated thereunder.

         "IRS" means the Internal Revenue Service.

         "ITA" means the Income Tax Act (Canada).

         "Joinder/Increase Agreement" means a Joiner/Increase Agreement in substantially the form of Exhibit J hereto and executed by Borrower, Agent and any Lender who becomes a party hereto pursuant to Section 1.22.

         "L/C Collateral" has the meaning ascribed to it in the Orders.

         "L/C Issuer" has the meaning ascribed to it in Annex B.

         "L/C Sublimit" has the meaning ascribed to it in Annex B.

         "Lease" means a Lease, as defined in the Base Indenture, including (i) the Motor Vehicle Lease Agreement - Series 1996-1, dated as of December 1, 1996, as subsequently amended or modified, among TFFC, Borrower and the lessees party thereto; (ii) the Motor Vehicle Lease Agreement Series 1997-1 dated as of April 1, 1997, as subsequently amended or modified among TFFC, Borrower and the lessees party thereto; (iii) the Motor Vehicle Lease Agreement - Series 1997-2, dated as of April 29, 1997, as subsequently amended or modified, among TFFC, Borrower and the lessees party thereto; (iv) the Amended and Restated Master Motor Vehicle Lease Agreement - Group I, dated as of June 19, 1998, as subsequently amended or modified, among TFFC, Borrower and the lessees party thereto and (v) the Second Amended and Restated Master Motor Vehicle Lease Agreement - Group IV dated as of August 7, 2002, as subsequently amended or modified, among TFFC, Borrower and the lessees party thereto; (vi) the Master Motor Vehicle Lease Agreement - Group V, dated as of April 18, 2001 as subsequently amended or modified, among TFFC, Borrower and the lessees party thereto; and (vii) any other Lease executed in connection with any New Fleet Financing.

         "Lease Expenses" means, with respect to any Person for any fiscal period, the aggregate obligations of such Person in respect of "Monthly Base Rent" and "Additional Base

Rent" under, and as each such term is defined in, the operating leases in respect of Vehicles leased by such Person as determined in accordance with GAAP.

         "Lease Payment Order" means the order of the Bankruptcy Court entered in the Cases, in substantially the form attached hereto as Exhibit M, authorizing the applicable Credit Parties to make, on a timely basis, all Vehicle lease payments and permitting such Credit Parties to, reduce their lease payments in respect of Vehicles financed by TFFC by the Pre-Petition Fleet Financing to that level of payments which would cause drawings on the relevant Pre-Petition Enhancement Letters of Credit equal to the decrease in the aggregate amount of letters of credit required by such Pre-Petition Fleet Financing arising from the regular disposition and depreciation of such Vehicles, which relief is in lieu of any relief available to such Credit Parties under section 365(d)(10) of the Bankruptcy Code, and which shall be continuously in effect and shall thereafter become a final order of the Bankruptcy Court, in form and substance satisfactory to Agent and the Requisite Lenders.

         "Lenders" means GE Capital, the other Lenders named on the signature pages of the Agreement (which, if any such Lender decides to assign all or any portion of the Obligations, shall include any permitted assignee of such Lender) and any Lender which becomes a party to this Agreement as a result of a Joinder/Increase Agreement.

         "Letter of Credit Fee" has the meaning ascribed to it in Annex B.

         "Letter of Credit Obligations" means all outstanding obligations incurred by Agent and Lenders at the request of Borrower or any other Account Party, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of Letters of Credit by Agent or another L/C Issuer or the purchase of a participation as set forth in Annex B with respect to any Letter of Credit. The amount of such Letter of Credit Obligations with respect to any Letter of Credit at any time shall equal the maximum amount that may be payable at such time or at any time thereafter by Agent or Lenders thereupon or pursuant thereto.

         "Letter of Credit Reimbursement Account" has the meaning ascribed to it in the Orders.

         "Letter-of-Credit Rights" means "letter-of-credit rights" as such term is defined in the Code, now owned or hereafter acquired by any Person, including rights to payment or performance under a letter of credit, whether or not such Person, as beneficiary, has demanded or is entitled to demand payment or performance.

         "Letters of Credit" means standby letters of credit issued for the account of an Account Party by any L/C Issuer for which Agent and Lenders have incurred Letter of Credit Obligations.

         "LIBOR Business Day" means a Business Day on which banks in London, England are generally open for interbank or foreign exchange transactions.

         "LIBOR Loan" means a Loan or any portion thereof bearing interest by reference to the LIBOR Rate.

         "LIBOR Period" means, with respect to any LIBOR Loan, each period commencing on a LIBOR Business Day selected by Borrower pursuant to the Agreement and ending one, two or three months thereafter, as selected by Borrower's irrevocable notice to Agent as set forth in Section 1.5(e); provided that the foregoing provision relating to LIBOR Periods is subject to the following:

         (a) if any LIBOR Period would otherwise end on a day that is not a LIBOR Business Day, such LIBOR Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such LIBOR Period into another calendar month in which event such LIBOR Period shall end on the immediately preceding LIBOR Business Day;

         (b) any LIBOR Period that would otherwise extend beyond the Commitment Termination Date shall end two (2) LIBOR Business Days prior to such date;

         (c) any LIBOR Period that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period) shall end on the last LIBOR Business Day of a calendar month;

         (d) Borrower shall select LIBOR Periods so as not to require a payment or prepayment of any LIBOR Loan during a LIBOR Period for such Loan; and

         (e) Borrower shall select LIBOR Periods so that there shall be no more than five (5) separate LIBOR Loans in existence at any one time.

         "LIBOR Rate" means, for each LIBOR Period, a rate of interest determined by Agent equal to:

         (a) the offered rate for deposits in United States Dollars for the applicable LIBOR Period that appears on Telerate Page 3750 as of 11:00 a.m. (London time), on the second full LIBOR Business Day next preceding the first day of such LIBOR Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used); divided by

         (b) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day that is two (2) LIBOR Business Days prior to the beginning of such LIBOR Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Federal Reserve Board) that are required to be maintained by a member bank of the Federal Reserve System.

         If such interest rates shall cease to be available from Telerate News Service, the LIBOR Rate shall be determined from such financial reporting service or other information as shall be mutually acceptable to Agent and Borrower.

         "License" means, as to any Person, any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by such Person.

         "Lien" means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

         "Litigation" has the meaning ascribed to it in Section 3.13.

         "Loan Account" has the meaning ascribed to it in Section 1.12.

         "Loan Documents" means the Agreement, the Notes, the Collateral Documents, the Master Standby Agreement, the Collateral Agency Agreement, the Nominee Agreement, the Canadian Guarantees and all other agreements, instruments, documents and certificates identified in the Closing Checklist, in each case, executed and delivered to, or in favor of, Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Credit Party, or any employee of any Credit Party, and delivered to Agent, L/C Issuer or any Lender in connection with the Agreement, the Loans, the Letters of Credit, the Collateral, the Orders, or the transactions contemplated thereby. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

         "Loans" means the Revolving Loan and the Swing Line Loan.

         "Manufacturer" means a manufacturer of Vehicles owned or leased by Borrower or any of its Subsidiaries.

         "Margin Stock" has the meaning ascribed to in Section 3.10.

         "Master Standby Agreement" means the Master Agreement for Standby Letters of Credit dated as of the Closing Date between Borrower, as applicant, and the L/C Issuer, and in substantially the form attached as Exhibit H; provided that prior to the issuance of any Letter of Credit for any Account Party other than Borrower, such Account Party shall execute and deliver a supplement to such Master Standby Agreement satisfactory in form and substance to the L/C Issuer and Agent pursuant to which such Account Party shall become a party thereto as an applicant.

         "Material Adverse Effect" means a material adverse effect on (a) the business, assets, operations, prospects or financial or other condition of the Credit Parties considered as a whole, (b) Borrower's ability to pay any of the Loans or any of the other Obligations in accordance with the terms of the Agreement, or of the Credit Parties to perform their respective obligations under the Loan Documents or the Orders, (c) the Collateral or Agent's Liens, on behalf of itself and Lenders, on the Collateral or the priority of such Liens, or (d) Agent's or any Lender's rights and remedies under the Agreement, the Orders and the other Loan Documents. Without limiting the generality of the foregoing, any event or occurrence (whether or not insured or insurable) adverse to one or more Credit Parties which results or could reasonably be expected to result in (x) costs and/or liabilities or loss of revenues, individually or in the aggregate, to any Credit Party in any consecutive thirty (30) day period in excess of the lesser of $10,000,000 and 10% of Borrowing Base as of any date of determination or (y) the cessation or substantial curtailment of the revenue-producing activities at any facility of any Credit Party generating more than ten percent (10%) of Borrower's consolidated revenues for the Fiscal Year preceding such event, and such cessation or curtailment continues for more than twenty (20) consecutive days.

         "Maximum Amount" means, as of any date of determination, an amount equal to the Revolving Loan Commitment of all Lenders as of that date.

         "Maximum Available Amount" has the meaning ascribed to it in Annex B.

         "Maximum Lawful Rate" has the meaning ascribed to it in Section 1.5(f).

         "Minimum Liquidity" means, on any date of determination, the sum of unrestricted cash and Cash Equivalents and Borrowing Availability as of such date.

         "Moody's" means Moody Investor Service, Inc.

         "Mortgaged Properties" means (i) on the Closing Date, all real property of each Credit Party owned in fee simple by such Credit Party (other than the real property situated in Syracuse, New York) and (ii) thereafter, any real property of each Credit Party acquired by such Credit Party in fee simple pursuant to the terms of the Agreement which is acceptable to Agent in its discretion.

         "Mortgagee's Title Insurance Policy" means a mortgagee's title policy or policies (or a marked up commitment with the same effect as a mortgagee's title policy) dated a date reasonably satisfactory to Agent, and such policy shall (1) provide coverage in amounts satisfactory to Agent, (2) be issued at ordinary rates, (3) insure that the Lien granted pursuant to the Mortgage insured thereby creates a valid first Lien on such Mortgaged Properties free and clear of all defects and encumbrances, except such as may be approved by Agent, Customary Permitted Liens and Liens securing the Secondary DIP Facility and the Pre-Petition CSFB Facility, (4) name Agent, for the benefit of Lenders, as the insured thereunder, (5) be in the form of ALTA Loan Policy - 1992 (or such local equivalent thereof as is reasonably satisfactory to Agent), (6) contain a comprehensive lender's endorsement (including, but not limited to, a revolving credit endorsement and a floating rate endorsement, in each case, if available) and such other endorsement and affirmative coverages as Lender may reasonably request and which are available in the applicable state and (7) be issued by Chicago Title Insurance Company, First American Title Insurance Company, Lawyers Title Insurance Corporation or any other title company reasonably satisfactory to Agent (including any such title companies acting as co-insurers or reinsurers).

         "Mortgages" means each of the mortgages, deeds of trust, leasehold mortgages, leasehold deeds of trust, collateral assignments of leases or other real estate security documents executed and delivered by any Credit Party to Agent, on behalf of itself and Lenders, with respect to the Mortgaged Properties, all in form and substance reasonably satisfactory to Agent.

         "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA, and to which any Credit Party or ERISA Affiliate is making, is obligated to make or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

         "New Fleet Financing" means the issuance by TFFC of the Series 2002-1 Notes and Series 2002-2 Notes or any other asset-backed securities that finance Vehicle Debt and the execution and delivery of all documents in connection therewith (the terms of which are satisfactory to Agent and the Requisite Lenders in their sole discretion) and approved by the New Fleet Financing Order.

         "New Fleet Financing Documents" means each document executed and delivered by TFFC in connection with or relating to the New Fleet Financing, in each case, acceptable in form and substance to Agent and the Requisite Lenders (including opinions of counsel to be delivered in connection therewith).

         "New Fleet Financing Order" means interim and final orders of the Bankruptcy Court entered in the Cases, approving the terms and conditions of the New Fleet Financing, in form and substance satisfactory to Agent and the Requisite Lenders.

         "Nominee" is defined in the Nominee Agreement.

         "Nominee Agreement" means the Vehicle Title Nominee Agreement dated as of the Closing Date and executed and delivered by Borrower and the other Credit Parties party thereto, on the one hand, and TFFC, on the other hand, substantially in the form of Exhibit D hereto, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms of the Agreement.

         "Non-Consenting Lender" has the meaning ascribed to it in Section 11.2(d)(i).

         "Non-Corporate Domestic Lender" shall have the meaning ascribed to it in Section 1.15(d).

         "Non-Corporate Domestic Person" shall have the meaning ascribed to it in Section 1.15(d).

         "Non-Funding Lender" has the meaning ascribed to it in Section 9.9(a)(ii).

         "Non-Repurchase Vehicle" means a Vehicle that is not a Repurchase Vehicle.

         "Notes" means, collectively, the Revolving Notes and the Swing Line Notes.

         "Notice of Conversion/Continuation" has the meaning ascribed to it in
Section 1.5(e).

         "Notice of Revolving Credit Advance" has the meaning ascribed to it in
Section 1.1(a).

         "Obligations" means all loans, advances, debts, liabilities and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Credit Party to Agent or any Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under the Agreement or any of the other Loan Documents.

         "Orders" means, collectively, the Interim Order and the Final Order.

         "Other Lender" has the meaning ascribed to it in Section 9.9(d).

         "Other Taxes" has the meaning ascribed to it in Section 1.15(b).

         "Overadvance" has the meaning ascribed to it in Section 1.1(a)(iii).

         "Overage" has the meaning ascribed to it in Section 1.3(b)(i).

         "Patent License" means, as to any Person, rights under any written agreement now owned or hereafter acquired granting any right with respect to any invention on which a Patent is in existence.

         "Patent Security Agreements" means all Patent Security Agreements made in favor of Agent, on behalf of itself and Lenders, by each applicable Credit Party.

         "Patents" means, as to any Person, all of the following in which such Person now holds or hereafter acquires any interest: (a) all letters patent of the United States or of any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or of any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State, or any other country or any political subdivision thereof and (b) all reissues, continuations, continuations-in-part or extensions thereof.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Pension Plan" means a Plan described in Section 3(2) of ERISA.

         "Permanent Facility" means that portion of the Loans and the L/C Sublimit made available to Borrower pursuant to the Final Order.

         "Permitted Encumbrances" means the following encumbrances: (a) Liens for taxes, assessments or other governmental Charges not yet due and payable or which are being contested in accordance with Section 5.2(b); (b) pledges or deposits of money securing statutory obligations under workmen's compensation, unemployment or other insurance, social security or public liability laws or similar legislation (excluding Liens under ERISA); (c) pledges or deposits of money securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which any Credit Party is a party as lessee made in the ordinary course of business and other pledges or deposits of money required to be made in the ordinary course of business (including without limitation in connection with airport concessions and surety obligations, but excluding any pledges or deposits in respect of Indebtedness for borrowed money); (d) inchoate and unperfected workers', mechanics' or similar liens arising in the ordinary course of business, so long as such Liens attach only to Equipment, Fixtures and/or Real Estate; (e) carriers', mechanics', warehousemen's, suppliers' or other similar possessory liens arising in the ordinary course of business and securing liabilities in an outstanding aggregate amount not in excess of $25,000 at any time, so long as such Liens attach only to Inventory; (f) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Credit Party is a party; (g) any attachment or judgment lien not constituting an Event of Default under Section 8.1(l); (h) zoning restrictions, easements, licenses, or other restrictions on the use of any Real Estate or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such Real Estate; (i) presently existing or hereafter created Liens in favor of Agent, on behalf of Lenders; (j) Liens expressly permitted under clause (b) of
Section 6.7 and (k) Liens expressly permitted under clause (c) of Section 6.7 and (l) only with reference to the assets and property of any Canadian Foreign Subsidiary, to the extent not described above, Prior Claims.

         "Permitted Liens" has the meaning ascribed to it in Section 6.7.

         "Permitted Prepayment Liens" means any (i) Lien permitted by clauses
(c), (d), (e) and (f) of Section 6.7 and (ii) any valid, perfected, non-avoidable and enforceable Lien existing as of the Petition Date under clauses (a), (b), (c), (d), (e), (f), (g) and (h) of the definition of Permitted Encumbrances.

         "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

         "Petition Date" has the meaning ascribed to it in the recitals of the Agreement.

         "Plan" means, at any time, an "employee benefit plan", as defined in
Section 3(3) of ERISA, that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to or has maintained, contributed to or had an obligation to contribute to at any time within the past seven (7) years on behalf of participants who are or were employed by any Credit Party or ERISA Affiliate.

         "Pledge Agreements" means, collectively (a) the Pledge Agreement of even date herewith entered into by and among Agent, on behalf of itself and Lenders, and each Credit Party that is a signatory thereto in substantially the form of Exhibit G, (b) any Foreign Pledge Agreement and (c) any pledge agreements entered into after the Closing Date by any Credit Party (as required by the Agreement or any other Loan Document) in substantially the form of Exhibit G.

         "Pledged Vehicles" means a Vehicle owned by any Credit Party and not excluded from the Collateral pursuant to Section 2(b) of the Security Agreement.

         "Post-Petition Demand Capitalization Notes" one or more demand capitalization notes issued by Borrower to TFFC in connection with the New Fleet Financing.

         "Post-Petition General Letter of Credit" means any letter of credit issued pursuant to the Secondary DIP Facility Credit Agreement in replacement of a General Letter of Credit (as defined in the Pre-Petition CSFB Credit Agreement).

         "PPSA" means the Personal Property Security Act in force in the Province of Ontario; provided that in the event that, by reason of mandatory provisions of law, the validity, perfection and effect of perfection or non-perfection of a security interest or other applicable Lien is governed by other personal property security laws, the term "PPSA" means such other personal property security laws.

         "Prepayment Amount" has the meaning ascribed to it in Section 1.9(c).

         "Pre-Petition Agent" means CSFB in its capacity as the administrative agent for the Pre-Petition Lenders or any successor thereto appointed pursuant to the terms of the Pre-Petition CSFB Credit Agreement.

         "Pre-Petition Collateral" means any property of any Credit Party, whether real or personal, tangible or intangible, existing as of the Petition Date that is subject to a Lien in favor of the Pre-Petition Lenders.

         "Pre-Petition CSFB Credit Agreement" means that certain Amended and Restated Credit Agreement dated as of June 19, 1998, as amended through the Closing Date, by and among Borrower, the Credit Parties party thereto, the Pre-Petition Lenders and the Pre-Petition Agent.

         "Pre-Petition CSFB Facility" means the extensions of credit made prior to the Petition Date pursuant to the Pre-Petition CSFB Loan Documents.

         "Pre-Petition CSFB Loan Documents" means, collectively, the Pre-Petition CSFB Credit Agreement together with any other Loan Documents (as defined therein), as the same exist on the Petition Date.

         "Pre-Petition Demand Capitalization Notes" means collectively, the Demand Capitalization Notes (1997-2), the Demand Capitalization Note (1998-3), the Demand Capitalization Note (1998-4), the Demand Capitalization Note (1999-3), the Demand

Capitalization Note (1999-4), the Demand Capitalization Note (2001-2) and the Demand Capitalization Note (2001-3).

         "Pre-Petition Enhancement Letters of Credit" means the letters of credit issued prior to the Petition Date pursuant to the Pre-Petition CSFB Facility to support the payment obligations of Borrower and its Subsidiaries with respect to Leases and Pre-Petition Demand Notes under the Pre-Petition Fleet Financing which letters of credit are described on Disclosure Schedule
3.24 attached hereto.

         "Pre-Petition Fleet Financing" means the financing of Vehicles by TFFC prior to the Petition Date pursuant to the Base Indenture and the following series of fleet finance notes issued by TFFC pursuant to series supplements to the Base Indenture: (i) Series 1996-1, (ii) Series 1997-1, (iii) Series 1997-2,
(iv) Series 1998-3, (v) Series 1998-4, (vi) Series 1999-3, (vii) Series 1999-4,
(viii) Series 2001-2 and (ix) Series 2001-3 secured by the Vehicles owned by TFFC and credit enhanced by the Pre-Petition Enhancement Letters of Credit.

         "Pre-Petition Fleet Financing Documents" means, collectively, the Base Indenture, any supplement thereto, any Lease and each other document executed and delivered by Borrower or any of its Subsidiaries evidencing, or otherwise in connection with, the Pre-Petition Fleet Financing.

         "Pre-Petition Lenders" the lenders from time to time party to the Pre-Petition CSFB Credit Agreement.

         "Pre-Petition Liens" means the Liens securing the Pre-Petition CSFB Facility.

         "Pre-Petition Residual Interest" has the meaning ascribed to it in the Orders.

         "Pre-Petition Trustee" means the Trustee under the Pre-Petition Fleet Financing Documents and any successor thereto appointed in accordance with the terms of the Pre-Petition Fleet Financing Documents.

         "Prior Claims" means all Liens created by applicable law (in contrast with Liens voluntarily granted) which rank or are capable of ranking prior or pari passu with Agent's security interests (or similar Liens under applicable laws), against all of part of the Collateral, including for amounts owing for employee source deductions, goods and services taxes, sales taxes, Quebec corporate income taxes, municipal taxes, workers' compensation, pension fund obligations and overdue rents.

         "Proceeds" means "proceeds," as such term is defined in the Code, including (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to any Credit Party from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable to any Credit Party from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of governmental authority), (c) any claim of any Credit Party against third parties (i) for past, present or future infringement of any Patent or Patent License, or (ii) for past, present or future infringement or dilution of any Copyright, Copyright License, Design, Design License, Trademark or Trademark

License, or for injury to the goodwill associated with any Trademark or Trademark License, (d) any recoveries by any Credit Party against third parties with respect to any litigation or dispute concerning any of the Collateral including claims arising out of the loss or nonconformity of, interference with the use of, defects in, or infringement of rights in, or damage to, Collateral,
(e) all amounts collected on, or distributed on account of, other Collateral, including dividends, interest, distributions and Instruments with respect to Investment Property and pledged Stock and (f) any and all other amounts, rights to payment or other property acquired upon the sale, lease, license, exchange or other disposition of Collateral and all rights arising out of Collateral.

         "Projections" means Borrower's forecasted consolidated: (a) balance sheets; (b) profit and loss statements; (c) cash flow statements and (d) capitalization statements, all prepared on a Subsidiary-by-Subsidiary or division-by-division basis, if applicable, and otherwise consistent with the historical Financial Statements of Borrower, together with appropriate supporting details and a statement of underlying assumptions.

         "Proposed Change" has the meaning ascribed to it in Section 11.2(d).

         "Pro Rata Share" means, with respect to all matters relating to any Lender, (a) with respect to the Revolving Loan, the percentage obtained by dividing (i) the Revolving Loan Commitment of that Lender by (ii) the aggregate Revolving Loan Commitments of all Lenders, as any such percentages may be adjusted by assignments permitted pursuant to Section 9.1 and (b) with respect to the Loans on and after the Commitment Termination Date, the percentage obtained by dividing (i) the aggregate outstanding principal balance of the Loans held by that Lender, by (ii) the outstanding principal balance of the Loans held by all Lenders.

         "Qualified Plan" means a Pension Plan that is intended to be tax-qualified under Section 401(a) of the IRC.

         "Qualified Assignee" means (a) any Lender, any Affiliate of any Lender and, with respect to any Lender that is an investment fund that invests in commercial loans, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor and (b) any commercial bank, savings and loan association or savings bank or any other entity which is an "accredited investor" (as defined in Regulation D under the Securities Act of 1933) which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, which has a rating of BBB or higher from S&P and a rating of Baa2 or higher from Moody's at the date that it becomes a Lender and which, through its applicable lending office, is capable of lending to Borrower without the imposition of any withholding or similar taxes; provided that no Person determined by Agent to be acting in the capacity of a vulture fund or distressed debt purchaser shall be a Qualified Assignee, and no Person or Affiliate of such Person (other than a Person that is already a Lender) holding Subordinated Indebtedness or Stock issued by any Credit Party shall be a Qualified Assignee.

         "Real Estate" has the meaning ascribed to it in Section 3.6.

         "Redeemable Capital Stock" means Stock of Borrower or any of its Subsidiaries that, either by its terms, by the terms of any security into which it is convertible or exchangeable or otherwise, (i) is or upon the happening of an event or passage of time would be required to be redeemed (for consideration other than shares of common stock of Borrower) on or prior to August 8, 2004,
(ii) is redeemable at the option of the holder thereof (for consideration other than shares of common stock of Borrower) at any time prior to such date or (iii) is convertible into or exchangeable for debt securities of Borrower or any of its Subsidiaries at any time prior to such anniversary.

         "Refunded Swing Line Loan" has the meaning ascribed to it in Section 1.1(b)(iii).

         "Release" means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

         "Replacement Lender" has the meaning ascribed to it in Section 1.16(d).

         "Repurchase Period" means, with respect to any Repurchase Vehicle, the period between the minimum holding period specified in a relevant Repurchase Program (prior to which the Repurchase Vehicles may not be delivered without penalty) and the maximum holding period (after which Repurchase Vehicles may not be returned without penalty).

         "Repurchase Price" means, with respect to any Repurchase Vehicle, the price paid or payable by the Manufacturer thereof to repurchase such Vehicle pursuant to its Repurchase Program.

         "Repurchase Program" means a repurchase program or guaranteed depreciation program pursuant to which a Manufacturer has agreed with a Credit Party or a Nominee to repurchase (or guarantee the price at auction of) Vehicles manufactured by it or one of its Affiliates at a price at least equal to the capitalized cost of such Vehicle less accrued depreciation charges, excess mileage charges, excess damage charges and other charges set forth in such specific program.

         "Repurchase Vehicle" means a Vehicle which is eligible under a Repurchase Program.

         "Requisite Lenders" means Lenders having (a) more than fifty percent (50%) of the Commitments of all Lenders, or (b) if the Commitments have been terminated, more than fifty percent (50%) of the aggregate outstanding amount of all Revolving Loans; provided that if at any date of determination there are only two (2) Lenders, then the term "Requisite Lenders" shall mean both such Lenders.

         "Reserves" means (a) reserves established by Agent from time to time against Eligible Items pursuant to Section 5.9, (b) reserves established pursuant to Section 5.4(c), (c) reserves established in respect of the Carve-Out, (d) reserves for encumbrances on Eligible Items which are permitted by Agent from time to time and (e) such other reserves against

Eligible Items or Borrowing Availability that Agent may, in its reasonable credit judgment, establish from time to time (including, without limitation, reserves for theft, offset rights in favor of franchisees or licenses with respect to Accounts, and unpaid taxes, assessments or other levies). Without limiting the generality of the foregoing, Reserves established to ensure the payment of accrued Interest Expenses or Indebtedness shall be deemed to be a reasonable exercise of Agent's credit judgment.

         "Restricted Payment" means, with respect to any Person (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of Stock; (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of such Person's Stock or any other payment or distribution made in respect thereof, either directly or indirectly;
(c) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any Subordinated Indebtedness; (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of such Person now or hereafter outstanding; (e) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of such Credit Party's Stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; (f) any payment, loan, contribution, or other transfer of funds or other property to any Stockholder of such Person other than payment of compensation in the ordinary course of business to Stockholders who are employees of such Person and (g) any payment of management fees (or other fees of a similar nature) by such Person to any Stockholder of such Person or its Affiliates.

         "Restructuring Expenses" means any advisory, legal or financing fees and expenses incurred by Borrower and the Credit Parties in connection with the Cases and the reorganization of the Credit Parties' business.

         "Retiree Welfare Plan" means, at any time, a Welfare Plan that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant's termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant.

         "Revolving Credit Advance" has the meaning ascribed to it in Section 1.1(a)(i).

         "Revolving Lenders" means, as of any date of determination, Lenders having a Revolving Loan Commitment.

         "Revolving Loan" means, at any time, the sum of (a) the aggregate amount of Revolving Credit Advances outstanding to Borrower plus (b) the aggregate Letter of Credit Obligations. Unless the context otherwise requires, references to the outstanding principal balance of the Revolving Loan shall include the outstanding balance of Letter of Credit Obligations.

         "Revolving Loan Commitment" means (a) as to any Lender, the aggregate commitment of such Lender to make Revolving Credit Advances or incur Letter of Credit Obligations as set forth on Annex J to the Agreement or in the most recent Assignment Agreement executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make Revolving Credit Advances or incur Letter of Credit Obligations, which aggregate commitment shall be Seventy-Five Million Dollars ($75,000,000) on the Closing Date and which may be increased to an aggregate amount of One Hundred Million Dollars ($100,000,000) as a result of the addition of Lenders through the execution and delivery of one or more Joinder/Increase Agreements, as such amount may be adjusted, if at all, from time to time in accordance with the Agreement.

         "Revolving Note" has the meaning ascribed to it in Section 1.1(a)(ii).

         "Ryder" means Ryder TRS, Inc., a Delaware corporation.

         "S&P" means Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc.

         "Secondary DIP Facility" means the extensions of credit to be made by the Secondary DIP Facility Lenders pursuant to the Secondary DIP Facility Order in an amount of up to $342,905,617.66, of which up to $175 million may be used for fleet enhancement letters of credit in respect of the New Fleet Financing.

         "Secondary DIP Facility Agent" means CSFB or any successor appointed in accordance with the terms of the Secondary DIP Facility Credit Agreement.

         "Secondary DIP Facility Cash Collateral" means (a) cash collateral held by the Pre-Petition Lenders that become Secondary DIP Facility Lenders, as security for the Secondary DIP Facility Obligations (as defined in the Interim Order), which cash represents such lender's proportionate share of the reimbursement of an Enhancement Letter of Credit (as defined in the Interim Order) which is determined by a court of competent jurisdiction to be subject to avoidance, recovery, recapture or similar action, (b) the Letter of Credit Reimbursement Account and all cash, cash equivalents, securities, securities entitlements, instruments and other property held from time to time in such account, and all proceeds thereof and distributions therefrom, (y) the L/C Refund Account (as defined in the Interim Order) and all cash, cash equivalents, securities, securities entitlements, instruments and other property held from time to time on deposit in such account (and all proceeds thereof and distributions therefrom), and (c) the Debtors' right in respect of the return of any amount of any drawing of any General Letter of Credit (as defined in the Pre-Petition CSFB Credit Agreement) and any Post-Petition General Letter of Credit (as defined in the Interim Order), which return is due solely to (1) the payment and performance in full of the underlying contract, agreement or obligations supported by such General Letter of Credit or Post-Petition General Letter of Credit, as the case may be, and the expiration or other termination of any and all underlying obligations, or (2) the issuance of a Post-Petition General Letter of Credit in exchange for the amount reimbursed under such drawn General Letter of Credit; such amount shall be paid into the L/C Refund Account.

         "Secondary DIP Facility Credit Agreement" means that certain credit and guaranty agreement to be entered into by and among Borrower, the Credit Parties party thereto, the Secondary DIP Facility Lenders and the Secondary DIP Facility Agent, in form and substance satisfactory to Agent prior to the date of execution thereof and as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms of the Agreement and the Secondary DIP Facility Order from time to time thereafter.

         "Secondary DIP Facility Lenders" means the financial institutions from time to time party to the Secondary DIP Facility Credit Agreement, all of which were Pre-Petition Lenders.

         "Secondary DIP Facility Liens" means the Liens securing the Secondary DIP Facility.

         "Secondary DIP Facility Loan Documents" means the Secondary DIP Facility Credit Agreement and each of the loan documents attached thereto or contemplated thereby, in each case, as the same exist when approved in accordance with Section 5.13, in form and substance satisfactory to Agent.

         "Secondary DIP Facility Order" means (a) the interim order, in substantially the form attached hereto as Exhibit K, of the Bankruptcy Court entered in the Cases, after notice and a hearing approving the terms and conditions of the Secondary DIP Facility and the granting of the Liens to secure such facility and (b) the final order of the Bankruptcy Court entered in the Cases approving the transactions contemplated by the interim order, which shall be in form and substance satisfactory to Agent.

         "Secondary Postpetition Residual Interest" has the meaning ascribed to it in the Orders.

         "Secured Parties" means (a) Agent, on behalf of itself and Lenders, (b) the Pre-Petition Agent, on behalf of itself and the Pre-Petition Lenders and (c) the Secondary DIP Facility Agent, on behalf of itself and the Secondary DIP Facility Lenders.

         "Security Agreement" means the Security Agreement of even date herewith entered into by and among Agent, on behalf of itself and Lenders, and each Credit Party that is a signatory thereto in substantially the form of Exhibit B.

         "Series 2002-1 Fleet Financing" means the issuance of the Series 2002-1 Notes, the issuance of Letters of Credit under the Agreement in support thereof and the execution and delivery of all documentation in connection therewith.

         "Series 2002-1 Notes" mean the notes issued by TFFC to the Trustee in form and substance satisfactory to Agent and the Requisite Lenders.

         "Series 2002-2 Fleet Financing" means the issuance of the Series 2002-2 Notes, the issuance of Secondary Enhancement Letters of Credit under the Secondary DIP Credit Agreement as credit enhancement in support thereof and the execution and delivery of all documentation in connection therewith.

         "Series 2002-2 Notes" mean the notes issued by TFFC to the Trustee in form and substance satisfactory to Agent and the Requisite Lenders.

         "Settlement Date" has the meaning ascribed to it in Section 9.9(a)(ii).

         "Shared Postpetition Residual Interest Collateral" has the meaning ascribed to it in the Orders.

         "Software" means all "software" as such term is defined in the Code, now owned or hereafter acquired by any Person, other than software embedded in any category of Goods, including all computer programs and all supporting information provided in connection with a transaction related to any program.

         "SPC" has the meaning ascribed to it in Section 9.1(g).

         "Specified Percentage" has the meaning ascribed to it in Annex B.

         "SPV" means each of TFFC, Budget Funding Corporation, BGI Leasing and any other bankruptcy remote entity established in connection with any New Fleet Financing and acceptable to Agent in its sole discretion.

         "Stated Maturity Date" means June 6, 2003.

         "Stock" means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

         "Stockholder" means, with respect to any Person, each holder of Stock of such Person.

         "Subordinated Indebtedness" means, in respect of any Person, all unsecured Indebtedness of such Person for money borrowed which is subordinated, upon terms satisfactory to Agent, in right of payment to the payment in full in cash of all Obligations of Borrower or such Guarantor, as the case may be.

         "Subordinated Intercompany Debt" means unsecured Indebtedness evidenced by a written promissory note in form and substance satisfactory to Agent which is (a) subordinated to the indefeasible repayment in full of the Obligations and
(b) the terms of which (including interest rate) are not more burdensome to the obligor or obligors thereunder than those terms generally available from independent third parties to obligors similarly situated as such obligor or obligors.

         "Subsidiary" means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of 50% or more of such Stock whether by proxy, agreement, operation of law or otherwise and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of a Borrower.

         "Successor Agent" has the meaning ascribed to it in Section 9.1(h)(i).

         "Successor L/C Issuer" has the meaning ascribed to it in Section 9.1(h)(ii)(D).

         "Supermajority Lenders" means Lenders having (a) 80% or more of the Revolving Loan Commitments of all Lenders, or (b) if the Revolving Loan Commitments have been terminated, 80% or more of the aggregate outstanding amount of the Revolving Credit Advances (with the Swing Line Loan being attributed to the Lender making such Loan) and Letter of Credit Obligations.

         "Superpriority Claim" shall mean a claim against Borrower or any Domestic Subsidiary Guarantor in any of the Cases which is an administrative expense claim having priority over any or all administrative expenses of the kind specified in Section 503(b) or 507(b) of the Bankruptcy Code.

         "Supporting Obligations" means all "supporting obligations" as such term is defined in the Code, including letters of credit and guaranties issued in support of Accounts, Chattel Paper, Documents, General Intangibles, Instruments, or Investment Property.

         "Swing Line Advance" has the meaning ascribed to it in Section
1.1(b)(i).

         "Swing Line Availability" has the meaning ascribed to it in Section 1.1(b)(i).

         "Swing Line Commitment" means, as to the Swing Line Lender, the commitment of the Swing Line Lender to make Swing Line Advances as set forth on Annex J to the Agreement, which commitment constitutes a subfacility of the Revolving Loan Commitment of the Swing Line Lender.

         "Swing Line Lender" means GE Capital.

         "Swing Line Loan" means, as the context may require, at any time, the aggregate amount of Swing Line Advances outstanding to Borrower.

         "Swing Line Note" has the meaning ascribed to it in Section 1.1(b)(ii).

         "Taxes" means any and all taxes, levies, imposts, deductions, Charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income of Agent or a Lender by the jurisdictions under the laws of which Agent and Lenders are organized or conduct business or any political subdivision thereof.

         "Termination Date" means the date on which (a) the Loans have been indefeasibly repaid in full, (b) all other non-contingent Obligations under the Agreement and the other Loan Documents have been completely discharged, (c) all Letter of Credit Obligations have been cash collateralized, canceled or backed by standby letters of credit in accordance with Annex B and (d) Borrower shall not have any further right to borrow any monies under the Agreement.

         "TFFC" means Team Fleet Finance Corporation, a Delaware corporation that is a special purpose, bankruptcy remote Wholly Owned Subsidiary of Borrower.

         "Title IV Plan" means a Pension Plan (other than a Multiemployer Plan), that is covered by Title IV of ERISA, and that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

         "Total Commitment Usage" shall mean, at any time, the sum of the aggregate outstanding principal amount of all Loans.

         "Trademark License" means, as to any Person, rights under any written agreement now owned or hereafter acquired granting any right to use any Trademark.

         "Trademark Security Agreements" means all Trademark Security Agreements made in favor of Agent, on behalf of Lenders, by each applicable Credit Party.

         "Trademarks" means, as to any Person, all of the following now owned or hereafter existing, adopted or acquired: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and General Intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof and (c) all goodwill associated with or symbolized by any of the foregoing.

         "Trustee" means Deutsche Bank Trust Company Americas and any successor appointed pursuant to the terms of the New Fleet Financing Documents.

         "Unfunded Pension Liability" means, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan and (b) for a period of five (5) years following a transaction which might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by any Credit Party or any ERISA Affiliate as a result of such transaction.

         "U.S. Trustee" means the United States Trustee for the District of Delaware.

         "Vehicle Debt" means, as to any Person, Indebtedness relating solely to the financing of any Vehicle and secured thereby (and by related collateral), other than any Vehicle financed under the Agreement.

         "Vehicles" means, as to any Person, all now existing and hereafter acquired motor vehicle inventory of such Person consisting of (i) passenger automobiles, light-duty and medium-duty trucks and vans and (ii) motorcycles, sport utility vehicles, buses, truck campers and motor homes, in each case, whether held for sale, lease or rental purposes; provided that if the context so requires, the term Vehicle shall mean any of the vehicles specified in clauses
(i) and (ii) of this definition without reference to a particular Person.

         "Welfare Plan" means a Plan described in Section 3(i) of ERISA.

         "Wholly Owned" means, with respect to any Person, a Subsidiary all the Stock (other than directors' qualifying shares that are required under applicable law) of which is owned by such Person or another Wholly Owned Subsidiary of such Person.

         Rules of construction with respect to accounting terms used in the Agreement or the other Loan Documents shall be as set forth in Annex G. All other undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code to the extent the same are used or defined therein; in the event that any term is defined differently in different Articles or Divisions of the Code, the definition contained in Article or Division 9 shall control. Unless otherwise specified, references in the Agreement or any of the Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in the Agreement. The words "herein," "hereof" and "hereunder" and other words of similar import refer to the Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in the Agreement or any such Annex, Exhibit or Schedule.

         Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words "including", "includes" and "include" shall be deemed to be followed by the words "without limitation"; the word "or" is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Credit Party, such words are intended to signify that such Credit Party has actual knowledge or awareness of a particular fact or circumstance or that such Credit Party, if it had exercised reasonable diligence, would have known or become aware of such fact or circumstance.

                              ANNEX B (SECTION 1.2)

                                       TO

                                CREDIT AGREEMENT

                                LETTERS OF CREDIT

         (a) Issuance. Subject to and in accordance with the terms and conditions of the Agreement, Agent and Revolving Lenders agree to incur, from time to time prior to the Commitment Termination Date, upon the request of Borrower or any other Account Party, Letter of Credit Obligations by causing Letters of Credit to be issued by GE Capital or a Subsidiary thereof or a bank or other legally authorized Person selected by or acceptable to Agent in its sole discretion (each, an "L/C Issuer") and guaranteed by Agent, in each case in support of the New Fleet Financing; provided that if the L/C Issuer is a Lender, then such Letters of Credit shall not be guaranteed by Agent but rather each Lender shall, subject to the terms and conditions hereinafter set forth, purchase (or be deemed to have purchased) risk participations in all such Letters of Credit issued with the written consent of Agent, as more fully described in paragraph (b)(ii) below. The aggregate amount of all such Letter of Credit Obligations shall not at any time exceed the least of (i) Seventy-Five Million Dollars ($75,000,000.00) plus, from and after the execution of any Joinder/Increase Agreement, any incremental Additional Revolving Loan Commitment added pursuant thereto (such amount, as increased from time to time, the "L/C Sublimit"), (ii) the Maximum Amount less the aggregate outstanding principal balance of the Revolving Credit Loans and the Swing Line Loan and (iii) the Borrowing Base less the aggregate outstanding principal balance of the Revolving Credit Loans and the Swing Line Loan; provided that all such Letter of Credit Obligations under the Interim Facility shall not exceed the amount set forth in the Interim Order. No such Letter of Credit shall have an expiry date that is more than two (2) Business Days preceding the Stated Maturity Date, unless otherwise determined by the Agent, in its sole discretion, and neither Agent nor Revolving Lenders shall be under any obligation to incur Letter of Credit Obligations in respect of, or purchase risk participations in, any Letter of Credit having an expiry date that is later than two (2) Business Days preceding the Stated Maturity Date.

         (b) (i) Advances Automatic; Participations. In the event that Agent or any Revolving Lender shall make any payment on or pursuant to any Letter of Credit Obligation, such payment shall then be deemed automatically to constitute a Revolving Credit Advance to Borrower under Section 1.1(a) regardless of whether a Default or Event of Default has occurred and is continuing and notwithstanding Borrower's failure to satisfy the conditions precedent set forth in Section 2, and each Revolving Lender shall be obligated to pay its Pro Rata Share thereof in accordance with the Agreement. The failure of any Revolving Lender to make available to Agent for Agent's own account its Pro Rata Share of any such Revolving Credit Advance or payment by Agent under or in respect of a Letter of Credit shall not relieve any other Revolving Lender of its obligation hereunder to make available to Agent its Pro Rata Share thereof, but no Revolving Lender shall be responsible for the failure of any other Revolving Lender to make available such other Revolving Lender's Pro Rata Share of any such payment.

                  (ii) If it shall be illegal or unlawful for Borrower to incur Revolving Credit Advances as contemplated by paragraph (b)(i) above or if it shall be illegal or unlawful for any Revolving Lender to be deemed to have assumed a ratable share of the reimbursement obligations owed to an L/C Issuer, or if the L/C Issuer is a Revolving Lender, then (A) immediately and without further action whatsoever, each Revolving Lender shall be deemed to have irrevocably and unconditionally purchased from Agent (or such L/C Issuer, as the case may be) an undivided interest and participation equal to such Revolving Lender's Pro Rata Share (based on the Revolving Loan Commitments) of the Letter of Credit Obligations in respect of all Letters of Credit then outstanding and
(B) thereafter, immediately upon issuance of any Letter of Credit, each Revolving Lender shall be deemed to have irrevocably and unconditionally purchased from Agent (or such L/C Issuer, as the case may be) an undivided interest and participation in such Revolving Lender's Pro Rata Share (based on the Revolving Loan Commitments) of the Letter of Credit Obligations with respect to such Letter of Credit on the date of such issuance. Each Revolving Lender shall fund its participation in all payments or disbursements made under the Letters of Credit in the same manner as provided in the Agreement with respect to Revolving Credit Advances.

         (c)      Cash Collateral.

                  (i) If Borrower is required to provide cash collateral for any Letter of Credit Obligations prior to the Commitment Termination Date pursuant to:

                           (A) Section 1.3(a), Section 1.11(b) or the definition of "Commitment Termination Date," then Borrower will, or will cause the relevant Account Party to, pay to Agent, for the ratable benefit of itself and the Revolving Lenders, cash or Cash Equivalents in an amount equal to one hundred and ten percent (110%) (the "Specified Percentage") of the maximum amount available to be drawn under each applicable Letter of Credit outstanding for the benefit of Borrower or such Account Party (such aggregate amount, the "Maximum Available Amount");

                           (B) Section 1.3(b)(i) or Section 1.11(a), then Borrower will, or will cause the relevant Account Party to, pay to Agent, for the ratable benefit of itself and the Revolving Lenders, cash or Cash Equivalents in an amount equal to the Specified Percentage of the Overage (after giving effect to any repayment of the Swing Line Advances and the Revolving Credit Advances required by Section 1.3(b)(i)), if applicable; and

                           (C) Section 1.3(c), then Borrower will, or will cause the relevant Account Party to, pay to Agent, for the ratable benefit of itself and the Revolving Lenders, cash or Cash Equivalents in an amount equal to the lesser of (1) the amount of such prepayment amount (after giving effect to any repayment of the Swing Line Advances and the Revolving Credit Advances required by Section 1.3(c)) and (2) one hundred percent (100%) of the Maximum Available Amount;

         Such cash or Cash Equivalents shall be held by Agent in a cash collateral account (the "Cash Collateral Account") maintained at a bank or financial institution acceptable to Agent. The Cash Collateral Account shall be in the name of Borrower and shall be pledged to, and subject to the control of, Agent, for the benefit of Agent and Lenders, in a manner satisfactory to Agent. Borrower hereby pledges and grants to Agent, on behalf of itself and Lenders, a security interest in the Cash Collateral Account and all cash and Cash Equivalents held in the Cash Collateral Account from time to time and all proceeds thereof, as security for the payment of all amounts due in respect of the Letter of Credit Obligations and other Obligations, whether or not then due. The Agreement, including this Annex B shall constitute a security agreement under applicable law.

                  (ii) If any Letter of Credit Obligations, whether or not then due and payable, shall for any reason be outstanding on the Commitment Termination Date, Borrower shall, or shall cause the relevant Account Party to, either (A) provide cash collateral therefor in the manner described in paragraph
(c)(i)(A) above, or (B) cause all such Letters of Credit and guaranties thereof, if any, to be canceled and returned, or (C) deliver a stand-by letter (or letters) of credit in guaranty of such Letter of Credit Obligations, which stand-by letter (or letters) of credit shall be of like tenor and duration (plus thirty (30) additional days) as, and in an amount equal to the Specified Percentage of, the Maximum Available Amount in respect of such Letters of Credit and shall be issued by a Person, and shall be subject to such terms and conditions, as shall be satisfactory to Agent in its sole discretion.

                  (iii) From time to time after funds are deposited in the Cash Collateral Account, whether before or after the Commitment Termination Date, Agent may apply such cash or Cash Equivalents then held in the Cash Collateral Account to the payment of any amounts, and in such order as Agent may elect, as shall be or shall become due and payable by any Account Party to Agent and Revolving Lenders with respect to such Letter of Credit Obligations of such Account Party and, upon the satisfaction in full of all Letter of Credit Obligations of such Account Party, to any other Obligations of Borrower then due and payable, and upon indefeasible payment in full of such Obligations, any excess shall be returned to the relevant Account Party or as otherwise required by law.

                  (iv) Neither Borrower, any Account Party nor any Person claiming on behalf of or through Borrower or such Account Party shall have any right to withdraw any of the cash or Cash Equivalents held in the Cash Collateral Account, except that upon the termination of all Letter of Credit Obligations and the payment of all amounts payable by Borrower or such Account Party to Agent and Lenders in respect thereof, any funds remaining in the Cash Collateral Account shall be applied to other Obligations then due and owing and upon indefeasible payment in full of such Obligations, any remaining amount shall be paid to the relevant Account Party or as otherwise required by law. If any Letter of Credit shall terminate and all Letter of Credit Obligations in respect thereof are either terminated, paid or reimbursed to the L/C Issuer or any guarantor(s) thereof, Agent will return to Borrower or such other Person who is legally entitled thereto the positive excess, if any, between (i) the aggregate amount of cash and Cash Equivalents then on deposit in the Cash Collateral Account and not theretofore applied by Agent to reimburse any Letter of Credit Obligation and (ii) the Maximum Available Amount relating to the then-outstanding Letters of Credit. Interest earned on deposits in the Cash Collateral Account shall be for the account of Agent.

         (d) Fees and Expenses. Borrower agrees to pay to Agent for the benefit of Revolving Lenders, as compensation to such Revolving Lenders for Letter of Credit Obligations incurred hereunder, (i) all costs and expenses incurred by Agent or any Revolving Lender on account of such Letter of Credit Obligations and (ii) for each month during which any Letter of Credit Obligation shall remain outstanding, a fee (the "Letter of Credit Fee") in an amount equal to the Applicable L/C Margin from time to time in effect multiplied by the Maximum Available Amount with respect to any then-outstanding Letters of Credit. The Letter of Credit Fee shall be paid to Agent, for the benefit of the Revolving Lenders, in arrears, on the first day of each month and on the Commitment Termination Date. In addition, Borrower shall pay to any L/C Issuer, on demand, such fees (including all per annum fees), charges and expenses of such L/C Issuer in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued.

         (e) Request for Incurrence of Letter of Credit Obligations. Borrower shall give Agent at least two (2) Business Days' prior written notice requesting the incurrence of any Letter of Credit Obligation. The notice shall be accompanied by the form of the Letter of Credit (which shall be acceptable to the L/C Issuer) and a completed application executed and delivered by the relevant Account Party for such Letter of Credit which is in form and substance acceptable to Agent and the L/C Issuer. Notwithstanding anything contained herein to the contrary, Letter of Credit applications by any Account Party and approvals by Agent and the L/C Issuer may be made and transmitted pursuant to electronic codes and security measures mutually agreed upon and established by and among such Account Party, Agent and the L/C Issuer.

         (f) Obligation Absolute. The obligation of any Account Party to reimburse Agent and Lenders for payments made with respect to any Letter of Credit Obligation shall be absolute, unconditional and irrevocable, without necessity of presentment, demand, protest or other formalities, and the obligations of each Revolving Lender to make payments to Agent with respect to Letters of Credit shall be unconditional and irrevocable. Such obligations of such Account Party and Revolving Lenders shall be paid strictly in accordance with the terms hereof under all circumstances including the following:

                  (i) any lack of validity or enforceability of any Letter of Credit or the Agreement or the other Loan Documents or any other agreement;

                  (ii) the existence of any claim, setoff, defense or other right that such Account Party or any of its Affiliates or any Revolving Lender may at any time have against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such transferee may be acting), Agent, any Revolving Lender, or any other Person, whether in connection with this Agreement, the Letter of Credit, the transactions contemplated herein or therein or any unrelated transaction (including any underlying transaction between such Account Party or any of its Affiliates and the beneficiary for which the Letter of Credit was procured);

                  (iii) any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                  (iv) payment by Agent (except as otherwise expressly provided in paragraph (g)(ii)(C) below) or any L/C Issuer under any Letter of Credit or guaranty thereof against presentation of a demand, draft or certificate or other document that does not comply with the terms of such Letter of Credit or such guaranty;

                  (v) any other circumstance or event whatsoever, that is similar to any of the foregoing; or

                  (vi) the fact that a Default or an Event of Default has occurred and is continuing.

                  (g)      Indemnification; Nature of Lenders' Duties.

                           (i)      In addition to amounts payable as elsewhere
provided in the Agreement, each Account Party hereby agrees to pay and to protect, indemnify, and save harmless Agent and each Revolving Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees and allocated costs of internal counsel) that Agent or any Revolving Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or guaranty thereof, or (B) the failure of Agent or any Revolving Lender seeking indemnification or of any L/C Issuer to honor a demand for payment under any Letter of Credit or guaranty thereof as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, in each case other than to the extent solely as a result of the gross negligence or willful misconduct of Agent or such Revolving Lender (as finally determined by a court of competent jurisdiction).

                           (ii)     As between the L/C Issuer, Agent and any
Revolving Lender, on the one hand, and each Account Party, on the other hand, such Account Party assumes all risks of the acts and omissions of any beneficiary, or misuse of any Letter of Credit by any beneficiary, of any Letter of Credit. In furtherance and not in limitation of the foregoing, to the fullest extent permitted by law, neither Agent nor any Revolving Lender shall be responsible for: (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document issued by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to demand payment under such Letter of Credit; provided that in the case of any payment by the L/C Issuer or Agent under any Letter of Credit or guaranty thereof, the L/C Issuer or Agent, as applicable, shall be liable to the extent such payment was made solely as a result of its gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction) in determining that the demand for payment under such Letter of Credit or guaranty thereof complies on its face with any applicable requirements for a demand for payment under such Letter of Credit or guaranty thereof; (D) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they may be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a payment under any Letter of Credit or guaranty thereof or of the proceeds thereof; (G) the credit of the proceeds of any drawing under any Letter of Credit or guaranty thereof and (H) any consequences arising from causes beyond the control of the L/C Issuer, Agent or any Revolving Lender. None of the above shall affect, impair, or prevent the vesting of any of the L/C Issuer's, Agent's or any Revolving Lender's rights or powers hereunder or under the Agreement.

                           (iii)    Nothing contained herein shall be deemed to
limit or to expand any waivers, covenants or indemnities made by any Account Party in favor of any L/C Issuer in any letter of credit application, reimbursement agreement or similar document, instrument or agreement between such Account Party and such L/C Issuer, including any application and the Master Standby Agreement.

                  (h)      Guaranty by Borrower.

                           (i)      Borrower hereby absolutely, unconditionally
and irrevocably guarantees the full and punctual payment when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all Letter of Credit Obligations now or hereafter existing, of each of its Subsidiaries that is an Account Party which arise out of, or are incurred in connection with, such Letters of Credit, whether for principal, interest, fees, expenses or otherwise, and indemnifies and holds harmless the L/C Issuer, Agent and each Revolving Lender for any and all costs and expenses (including reasonable attorney's fees and expenses) incurred by the L/C Issuer, Agent or such Revolving Lender, as the case may be, in enforcing any rights under the guaranty contained in this paragraph (h).

                           (ii)     The guaranty contained in this paragraph (h)
constitutes a guaranty of payment when due and not of collection, and Borrower specifically agrees that it shall not be necessary or required that the L/C Issuer, Agent or any Revolving Lender exercise any right, assert any claim or demand or enforce any remedy whatsoever against any Account Party or any other Credit Party (or any other Person) before or as a condition to the obligations of Borrower under the guaranty contained in this paragraph (h) (such obligations hereinafter referred to as the "Borrower Guaranteed Obligations").

                           (iii)    Guaranty Absolute, etc. The guaranty
contained in this paragraph (h) shall in all respects be a continuing, absolute, unconditional and irrevocable guaranty of payment, and shall remain in full force and effect until all Borrower Guaranteed Obligations have been paid in full in cash, all Obligations of Borrower and each of the other Credit Parties have been indefeasibly paid in full in cash, all Letters of Credit have been terminated or expired and all Commitments shall have terminated. Borrower guarantees that the Borrower Guaranteed Obligations will be paid strictly in accordance with the terms of the Agreement, this Annex B and each other Loan Document under which they arise, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the L/C Issuer, Agent or any Revolving Lender with respect thereto. The liability of Borrower under the guaranty contained in this paragraph (h) shall be absolute, unconditional and irrevocable irrespective of:

                                    (A)      any lack of validity, legality or
                  enforceability of the Agreement or any other Loan Document;

                                    (B)      the failure of the L/C Issuer,
                  Agent or any Revolving Lender to assert any claim or demand or to enforce any right or remedy against any Account Party, any other Credit Party or any other Person (including any other guarantor (including Borrower)) under the provisions of the Agreement, any other Loan Document or otherwise, or to exercise any right or remedy against any other guarantor (including Borrower) of, or collateral securing, any Borrower Guaranteed Obligations;

                                    (C)      any change in the time, manner or
                  place of payment of, or in any other term of, all or any of the Borrower Guaranteed Obligations, or any other extension, compromise or renewal of any Borrower Guaranteed Obligations;

                                    (D)      any reduction, limitation,
                  impairment or termination of any Borrower Guaranteed Obligations for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and Borrower hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Borrower Guaranteed Obligations or otherwise;

                                    (E)      any amendment to, rescission,
                  waiver, or other modification of, or any consent to departure from, any of the terms of the Agreement or any other Loan Document;

                                    (F)      any addition, exchange, release,
                  surrender or non-perfection of any collateral, or any amendment to or waiver or release or addition of, or consent to departure from, any other guaranty, held by the L/C Issuer, Agent or any Revolving Lender securing any of the Borrower Guaranteed Obligations; or

                                    (G)      any other circumstance which might
                  otherwise constitute a defense available to, or a legal or equitable discharge of, any Account Party any surety or any guarantor.

                           (iv)     Reinstatement, etc. Borrower agrees that the
guaranty contained in this paragraph (h) shall continue to be effective or be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Borrower Guaranteed Obligations is rescinded or must otherwise be restored by the L/C Issuer, Agent or any Revolving Lender, upon the insolvency, bankruptcy or reorganization of any Account Party or otherwise, all as though such payment had not been made.

                           (v)      Waiver, etc. Borrower hereby waives
promptness, diligence, notice of acceptance and any other notice with respect to any of the Borrower Guaranteed Obligations and the guaranty contained in this paragraph (h) and any requirement that the L/C Issuer, Agent or any Revolving Lender protect, secure, perfect or insure any security interest or

Lien, or any property subject thereto, or exhaust any right or take any action against any Account Party, any other Credit Party or any other Person (including any other guarantor) or entity or any collateral securing the Borrower Guaranteed Obligations.

                           (vi)     Postponement of Subrogation, etc. Borrower
agrees that it will not exercise any rights which it may acquire by way of rights of subrogation under the guaranty contained in this paragraph (h), by any payment made under the guaranty contained in this paragraph (h) or otherwise, until the prior indefeasible payment in full in cash of all Borrower Guaranteed Obligations, the prior payment in full in cash of all other Obligations, the termination or expiration of all Letters of Credit and the termination of all Commitments. Any amount paid to Borrower on account of any such subrogation rights prior to the indefeasible payment in full in cash of all Obligations shall be held in trust for the benefit of the L/C Issuer, Agent and Revolving Lenders and shall immediately be paid to Agent for the benefit of the L/C Issuer, Agent and Revolving Lenders and credited and applied against the Borrower Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Agreement and this Annex B; provided, however, that if

                                    (A)      Borrower has made payment to the
                  L/C Issuer, Agent or any Revolving Lender of all or any part of the Borrower Guaranteed Obligations, and

                                    (B)      all Borrower Guaranteed Obligations
                  have been paid in full in cash, all other Obligations have been indefeasibly paid in full in cash, all Letters of Credit have been terminated or expired and all Commitments have been permanently terminated, each of the L/C Issuer, Agent and each Revolving Lender agrees that, at Borrower's request, Agent, on behalf of the L/C Issuer, itself and Revolving Lenders, will execute and deliver to Borrower appropriate documents (without recourse and without representation or warranty) necessary to evidence the transfer by subrogation to Borrower of an interest in the Borrower Guaranteed Obligations resulting from such payment by Borrower. In furtherance of the foregoing, for so long as any Obligations (including Borrower Guaranteed Obligations) or Commitments remain outstanding, Borrower shall refrain from taking any action or commencing any proceeding against any Account Party (or its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in the respect of payments made under the guaranty contained in this paragraph (h) to the L/C Issuer, Agent or any Revolving Lender.

                           (vii)    Successors, Transferees and Assigns; etc.
The guaranty contained in this paragraph (h) shall:

                                    (A)      be binding upon Borrower, and its
                  successors, transferees and assigns; and

                                    (B)      inure to the benefit of and be
                  enforceable by the L/C Issuer, Agent and each Revolving
                  Lender.

Without limiting the generality of the foregoing clause (B), any Revolving Lender may assign or otherwise transfer (in whole or in part) any Obligation held by it to any other Person or entity, and such other Person or entity shall thereupon become vested with all rights and benefits in respect thereof granted to such Lender under any Loan Document (including the guaranty contained in this paragraph (h)) or otherwise, subject, however, to any contrary provisions in such assignment or transfer, and to the provisions of the Agreement.

                              ANNEX C (SECTION 1.8)

                                       TO

                                CREDIT AGREEMENT

                             CASH MANAGEMENT SYSTEM

         Each Credit Party shall establish and maintain the Cash Management Systems described below:

         (a) Until the Termination Date, Borrower shall establish and maintain a zero balance disbursement account under account number 1977883 (the "Disbursement Account") with Harris Trust and Savings Bank ("Harris Bank") (or such other financial institution approved by Agent and the Requisite Lenders in writing).

         (b) Borrower shall not, nor shall it permit any of its Subsidiaries to, make any disbursement from account number 1977867 at Harris Bank (the "Concentration Account") to any Deposit Account other than the Disbursement Account or the Collection Account. Borrower may not permit the Concentration Account (or any account having a similar function) to be held by any financial institution other than Harris Bank unless prior to the establishment of any new Concentration Account Borrower shall have provided Agent with a Control Agreement in form and substance satisfactory to Agent and duly executed and delivered by Borrower and such financial institution.

         (c) Borrower shall and shall cause its Subsidiaries to maintain its existing disbursement accounts, Deposit Accounts and lock box accounts described on Disclosure Schedule 3.19 with the financial institutions listed on such Schedule (each, an "Existing Institution") and shall not terminate any of such disbursement accounts, Deposit Accounts or lock box accounts or open new or additional disbursement accounts, Deposit Accounts or lock box accounts except in accordance with clause (f) below (such existing disbursement accounts, Deposit Accounts and lock box accounts, together with any new or additional disbursement accounts, Deposit Accounts and lock box accounts so approved, the "Approved Accounts").

         (d) Each Credit Party shall (i) request in writing and otherwise take such reasonable steps to ensure that all Account Debtors forward payment directly to an Approved Account (other than a disbursement account) and (ii) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all Collateral (whether or not otherwise delivered to an Approved Account) into an Approved Account (other than a disbursement account).

         (e) Agent shall, from time to time, deposit proceeds of Revolving Credit Advances and Swing Line Advances made to Borrower pursuant to Section 1.1 for use by Borrower solely in accordance with the provisions of Section 1.4 into the Disbursement Account.

         (f) So long as no Cash Dominion Event has occurred, Disclosure Schedule (3.19) may be amended by any Credit Party to add an Approved Account; provided that (i) Agent shall have consented in writing in advance to the opening of such account or lock box with the relevant financial institution and
(ii) at the request of Agent, prior to the time of the opening of such account or lock box, the applicable Credit Party and financial institution have executed and delivered to Agent a Control Agreement in form and substance reasonably satisfactory to Agent. Each Credit Party shall close any of its accounts (and establish replacement accounts in accordance with the foregoing sentence) promptly and in any event within thirty (30) days following notice from Agent that the creditworthiness of any financial institution holding an account is no longer acceptable in Agent's reasonable judgment, or as promptly as practicable and in any event within sixty (60) days following notice from Agent that the operating performance, funds transfer or availability procedures or performance with respect to accounts or lock boxes of the financial institution holding such accounts or Agent's liability under any Control Agreement with such financial institution is no longer acceptable in Agent's reasonable judgment.

         (g) Any Approved Account, the Disbursement Account and the Concentration Account shall be cash collateral accounts, with all cash, checks and other similar items of payment in such accounts securing payment of the Loans and all other Obligations, and in which each Credit Party shall have granted a Lien to Agent, on behalf of itself and Lenders, pursuant to the Orders and the Collateral Documents.

         (h) All amounts deposited in the Collection Account shall be deemed received by Agent in accordance with Section 1.10 and shall be applied (and allocated) by Agent in accordance with Section 1.11. In no event shall any amount be so applied unless and until such amount shall have been credited in immediately available funds to the Collection Account.

         (i) Each Credit Party shall, and shall cause its Affiliates, officers, employees, agents, directors or other Persons acting for or in concert with Borrower (each a "Related Person"), to (i) hold in trust for Agent, for the benefit of itself and Lenders, all checks, cash and other items of payment received by such Credit Party or any such Related Person and (ii) within one (1) Business Day after receipt by such Credit Party or any such Related Person of any checks, cash or other items of payment, deposit the same into an Approved Account of such Credit Party. Each Credit Party and each Related Person acknowledges and agrees that all cash, checks or other items of payment constituting proceeds of Collateral are part of the Collateral. All proceeds of the sale or other disposition of any Collateral, shall be deposited directly into the applicable Approved Accounts.

         (j) Each Credit Party shall cause each Existing Institution to (i) if the Approved Account maintained therewith is a lock box, transfer the items contained therein to either the corresponding lock box Deposit Account maintained with such Existing Institution or the Concentration Account by no later than 10:00 a.m. (New York time) on each Business Day, (ii) if the Approved Account maintained therewith is a lock box Deposit Account, transfer good funds on deposit therein to the Concentration Account by no later than 10:00 a.m. (New York time) on each Business Day, (iii) if the Approved Account maintained therewith is a field Deposit Account, transfer good funds on deposit therein to the Concentration Account by 10:00 a.m. (New York time) on each Business Day,
(iv) if such Approved Account maintained therewith is a disbursement account, transfer good funds on deposit therein after 1:00 p.m. (New York time) on each Business Day to the Disbursement Account by no later than 2:00 p.m. (New York time) on each Business Day and (v) if such Approved Account maintained therewith is the Disbursement Account, transfer good funds on deposit therein after 2:00 p.m. (New York time) on each Business Day to the Concentration Account by no later than 3:00 p.m. (New York time) on each Business Day.

                            ANNEX D (SECTION 2.1(A))

                                       TO

                                CREDIT AGREEMENT

                                CLOSING CHECKLIST

In addition to, and not in limitation of, the conditions described in Section 2.1, pursuant to Section 2.1(a), the following items must be received by Agent in form and substance satisfactory to Agent on or prior to the Closing Date (each capitalized term used but not otherwise defined herein shall have the meaning ascribed thereto in Annex A to the Agreement):

         A.       Bankruptcy Matters.

                  (i) Interim Order. The Bankruptcy Court shall have entered the Interim Order and the Interim Order shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed without the prior written consent of Agent and the Requisite Lenders.

                  (ii) First Day Orders. All of the First Day Orders shall be satisfactory in form and substance to Agent and the Requisite Lenders and shall have been entered by the Bankruptcy Court and the First Day Orders shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed without the prior written consent of Agent and the Requisite Lenders.

         C.       Loan Documents: Each of the following:

                  (i) Appendices. All Appendices to the Agreement, in form and substance satisfactory to Agent.

                  (ii) Revolving Notes and Swing Line Notes. Duly executed originals of the Revolving Notes and Swing Line Notes for each applicable Lender, dated the Closing Date.

                  (iii) Security Agreement. Duly executed originals of the Security Agreement, dated the Closing Date, and all instruments, documents and agreements executed pursuant thereto.

                  (iv) Pledge Agreements. Duly executed originals of each of the Pledge Agreements, dated the Closing Date, and accompanied by (as applicable) (a) share certificates representing all of the outstanding Stock being pledged pursuant to such Pledge Agreement and stock or share transfer powers for such share certificates executed in blank or where share certificates are registered in Agent's name, a copy of the share register for the shares evidenced thereby certified as true and correct and (b) any notes and other instruments evidencing Indebtedness being pledged pursuant to such Pledge Agreement, duly endorsed in blank.

                  (v) Master Standby Agreement. Duly executed originals of the Master Standby Agreement, dated the Closing Date, and signed by Borrower and L/C Issuer.

                  (vi) Intellectual Property Security Agreements. Duly executed originals of Trademark Security Agreements dated the Closing Date and signed by each Credit Party which owns Trademarks, all in form and substance reasonably satisfactory to Agent, together with all instruments, documents and agreements executed pursuant thereto.

         D. Insurance. Satisfactory evidence that the insurance policies required by Section 5.4 are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements, as requested by Agent, in favor of Agent, on behalf of Lenders.

         E.       Security Interests and Code Filings.

         (i) Evidence satisfactory to Agent that Agent (for the benefit of itself and Lenders) has a valid and perfected security interest in the Collateral, including (i) the Interim Order and, if Agent shall elect, financing statements under the Code and other applicable documents under the laws of any jurisdiction with respect to the perfection or publication of Liens as Agent may request in order to perfect or protect its security interests or publish its Liens in the Collateral and (ii) copies of Code search reports listing all effective financing statements (or similar instruments under applicable law) filed in such Credit Party's jurisdiction of organization or formation, as applicable, and in the jurisdictions of such Credit Party's chief executive office or principal place of business that name any Credit Party as debtor, together with in the case of Code search reports relating to searches conducted in the United States copies of such financing statements, none of which shall cover the Collateral, except for those relating to Liens permitted hereunder.

         (ii) Control Letters from (i) all issuers of uncertificated securities and financial assets held by Borrower and each other Credit Party,
(ii) all securities intermediaries with respect to all securities accounts and securities entitlements of Borrower and each other Credit Party and (iii) all futures commission agents and clearing houses with respect to all commodities contracts and commodities accounts held by Borrower and each other Credit Party, if any.

         F. Initial Borrowing Base Certificate. Duly executed originals of an initial Borrowing Base Certificate from Borrower, dated the Closing Date, reflecting information concerning Eligible Items as of a date no earlier than July 25, 2002.

         G. Initial Notice of Revolving Credit Advance. If a Revolving Credit Advance is requested on the Closing Date, duly executed originals of a Notice of Revolving Credit Advance, dated the Closing Date, with respect to the initial Revolving Credit Advance to be requested by Borrower on the Closing Date.

         H. Letter of Direction. If a Revolving Credit Advance is requested on the Closing Date, duly executed originals of a letter of direction from Borrower addressed to Agent, on behalf of itself and Lenders, with respect to the disbursement on the Closing Date of the proceeds of the initial Revolving Credit Advance.

         I. Cash Management System. Evidence satisfactory to Agent that, as of the Closing Date, Cash Management Systems complying with Annex C have been established and are currently being maintained in the manner set forth in such Annex C.

         J. Charter and Good Standing. For each Credit Party, such Person's (a) charter and all amendments thereto, (b) good standing certificates or similar certificates under applicable law (including verification of tax status) in its jurisdiction of incorporation or formation and (c) good standing certificates or similar certificates under applicable law (including verification of tax status) in each jurisdiction where its principal place of business is located, each dated a recent date prior to the Closing Date and certified by the applicable Secretary of State or other applicable authorized Governmental Authority.

         K. Bylaws and Resolutions. For each Credit Party, (a) such Person's operating agreement (other than with respect to BGI Shared Services, LLC and Vehicle Rental Access Company, LLC, in each case, as to which no operating agreement exists for such company), bylaws and if such Person is party thereto, any unanimous shareholders agreements, as applicable, together with all amendments thereto and (b) resolutions of such Person's Board of Directors (or equivalent governing body), approving and authorizing the filing of the Cases, in the case of Borrower and each Domestic Subsidiary Guarantor, and execution, delivery and performance of the Loan Documents to which such Person is a party and the transactions to be consummated in connection therewith, each certified as of the Closing Date by such Person's corporate secretary or an assistant secretary as being in full force and effect without any modification or amendment.

         L. Incumbency Certificates. For each Credit Party, signature and incumbency certificates of the officers of each such Person executing any of the Loan Documents, certified as of the Closing Date by such Person's corporate secretary or an assistant secretary as being true, accurate, correct and complete.

         M.       Opinions of Counsel. Duly executed originals of opinions of
(i) Robert L. Aprati, general counsel of Borrower and (ii) Sidley, Austin, Brown & Wood LLP, special counsel for the Credit Parties, each in form and substance reasonably satisfactory to Agent and its counsel, dated the Closing Date, and each accompanied by a letter addressed to such counsel from the Credit Parties, authorizing and directing such counsel to address its opinion to Agent, on behalf of Lenders, and to include in such opinion an express statement to the effect that Agent and Lenders are authorized to rely on such opinion.

         N. Accountants' Letters. A letter from the Credit Parties to their independent auditors authorizing the independent certified public accountants of the Credit Parties to communicate with Agent and Lenders in accordance with Section 4.2.

         O. Appointment of Agent for Service. An appointment of CT Corporation as agent of BRACC, on behalf of itself and each other Credit Party, for service of process in New York.

         P. Officer's Certificate. Agent shall have received duly executed originals of a certificate of the Chief Executive Officer or Chief Financial Officer of Borrower, dated the Closing Date, stating that, since December 31, 2001 (a) no event or condition has occurred or is existing which could reasonably be expected to have a Material Adverse Effect, other than the commencement of the Cases and the events and circumstances precipitating such filing; (b) there has been no material adverse change in the industry in which Borrower operates and (c) other than the commencement of the Cases, no Litigation has been commenced which, if successful, would have a Material Adverse Effect.

         Q. Environmental Reports. (a) Agent shall have received Phase I Environmental Site Assessment Reports, consistent with American Society for Testing and Materials (ASTM) Standard E 1527-94 and applicable state requirements, on all of the Mortgaged Properties set forth on Schedule 1.6(c) (other than with respect to the Milwaukee, Wisconsin property), dated no more than one (1) year prior to the Closing Date, prepared by environmental engineers reasonably satisfactory to Agent, all in form and substance reasonably satisfactory to Agent, in its sole discretion; (b) Agent shall have further received such environmental review and audit reports, including Phase II reports, with respect to such Mortgaged Property as Agent shall have requested, and Agent shall be satisfied, in its sole discretion, with the contents of all such environmental reports; (c) with respect to such Mortgaged Property containing underground storage tanks, a secured creditor impaired property policy in form and substance and from an insurer satisfactory to Agent and (d) Agent shall have received letters executed by the environmental firms preparing such environmental reports, in form and substance reasonably satisfactory to Agent, authorizing Agent and Lenders to rely on such reports.

         R. Appraisals. To the extent requested by Agent, Agent shall have received appraisals as to the Eligible Items (other than with respect to the Eligible Mortgaged Properties), each of which shall be in form and substance reasonably satisfactory to Agent.

         S. Audited Financials; Financial Condition. Agent shall have received the Financial Statements, Projections and other materials set forth in
Section 3.4, certified by Borrower's Chief Financial Officer, in each case in form and substance reasonably satisfactory to Agent, and Agent shall be satisfied, in its sole discretion, with all of the foregoing. Agent shall have further received a certificate of the Chief Executive Officer and/or the Chief Financial Officer of Borrower, based on such Projections, to the effect that the Projections are based upon estimates and assumptions stated therein, all of which Borrower believes to be reasonable and fair in light of current conditions and current facts known to Borrower and, as of the Closing Date, reflect Borrower's good faith and reasonable estimates of its future financial performance and of the other information projected therein for the period set forth therein.

         T. Other Documents. Such other certificates, documents and agreements respecting any Credit Party as Agent may, in its sole discretion, request.

                            ANNEX E (SECTION 4.1(A))

                                       TO

                                CREDIT AGREEMENT

                FINANCIAL STATEMENTS AND PROJECTIONS - REPORTING

         Borrower shall deliver or cause to be delivered to Agent or to Agent and Lenders, as indicated, the following:

         (a) Weekly Cash Flow Forecasts. To Agent and Lenders, on the third Business Day of each week, an updated Cash Flow Forecast prepared by Borrower as of the last day of the immediately preceding week, together with a reconciliation of such cash flows to actual results.

         (b) Monthly Financials. To Agent and Lenders, within thirty (30) days after the end of each Fiscal Month (provided that if the end of such Fiscal Month is also the end of a Fiscal Quarter, then within forty-five (45) days after the end of such Fiscal Month), financial information regarding Borrower and its Subsidiaries, certified by the Chief Financial Officer of Borrower, consisting of consolidating, as to the statements of income (loss) and balance sheets only and consolidated (i) unaudited balance sheets as of the close of such Fiscal Month and the related statements of income (loss) and changes in financial position for that portion of the Fiscal Year ending as of the close of such Fiscal Month; (ii) unaudited statements of income (loss) and changes in financial position for such Fiscal Month, setting forth, as it relates to the consolidated statements of income (loss) in comparative form the figures for the corresponding period in the prior year and the figures contained in the Projections for such Fiscal Year, all prepared in accordance with GAAP (subject to normal year-end, quarter-end and goodwill impairment adjustments) and (iii) a summary of the outstanding balance of all intercompany notes as of the last day of that Fiscal Month. Such financial information shall be accompanied by (A) a statement in reasonable detail (each, a "Compliance Certificate") showing the calculations used in determining compliance with each Financial Covenant that is tested on a monthly basis and (B) the certification of the Chief Financial Officer of Borrower that (i) such financial information presents fairly in accordance with GAAP (subject to normal year-end, quarter-end and goodwill impairment adjustments) the financial position and results of operations of Borrower and its Subsidiaries, on a consolidated and consolidating basis, in each case as at the end of such Fiscal Month and for that portion of the Fiscal Year then ended, as applicable, and (ii) any other information presented is true, correct and complete in all material respects and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default.

         (c)      Quarterly Financials. To Agent and Lenders, within forty-five
(45) days after the end of each Fiscal Quarter, consolidated and consolidating (as to the statements of income (loss) and balance sheets only) financial information regarding Borrower and its Subsidiaries, certified by the Chief Financial Officer of Borrower, including (i) unaudited balance sheets as of the close of such Fiscal Quarter and the related statements of income (loss) and cash flows for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter and (ii) unaudited statements of income (loss) and changes in financial position for such Fiscal

Quarter, in each case setting forth in comparative form the figures for the corresponding period in the prior year, as to the statement of income (loss), and the figures contained in the Projections for such Fiscal Year, all prepared in accordance with GAAP (subject to normal year-end and goodwill impairment adjustments). Such financial information shall be accompanied by the certification of the Chief Financial Officer of Borrower that (i) such financial information presents fairly in accordance with GAAP (subject to normal year-end and goodwill impairment adjustments) the financial position, results of operations and statements of cash flows of Borrower and its Subsidiaries, on both a consolidated and consolidating basis, as applicable, as at the end of such Fiscal Quarter and for that portion of the Fiscal Year then ended, (ii) any other information presented is true, correct and complete in all material respects and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default. In addition, Borrower shall deliver to Agent and Lenders, within forty-five (45) days after the end of each Fiscal Quarter, a management discussion and analysis that includes a comparison to Projections for that Fiscal Quarter and a comparison of performance for that Fiscal Quarter to the corresponding period in the prior year.

         (d) Operating Plan. To Agent and Lenders, as soon as available, but not later than thirty (30) days prior to the end of each Fiscal Year, an annual operating plan for Borrower, on a consolidated and consolidating basis, approved by the Board of Directors of Borrower, for the following Fiscal Year, which (i) includes a statement of all of the material assumptions on which such plan is based, (ii) includes monthly income (loss) statements for the following year and (iii) integrates sales, gross profits, operating expenses, operating profit, cash flow projections and Borrowing Availability projections, all prepared on the same basis as that on which operating results are reported (and in the case of cash flow projections, representing management's good faith estimates of future financial performance based on historical performance), and including plans for personnel, Capital Expenditures and facilities.

         (e)      Annual Audited Financials. To Agent and Lenders, within ninety
(90) days after the end of each Fiscal Year, audited Financial Statements for Borrower and its Subsidiaries on a consolidated basis, consisting of balance sheets and statements of income (loss) and retained earnings and cash flows, setting forth in comparative form in each case the figures for the previous Fiscal Year, which Financial Statements shall be prepared in accordance with GAAP and certified without qualification or exception (other than as to going-concern), by an independent certified public accounting firm of national standing or otherwise acceptable to Agent along with unaudited consolidating balance sheets and statements of income (loss) for the current and previous Fiscal Years. Such Financial Statements shall be accompanied by (i) Compliance Certificate in respect of each of the Financial Covenants, (ii) a report from such accounting firm to the effect that, in connection with their audit examination, nothing has come to their attention to cause them to believe that a Default or Event of Default has occurred (or specifying those Defaults and Events of Default that they became aware of), it being understood that such audit examination extended only to accounting matters and that no special investigation was made with respect to the existence of Defaults or Events of Default, (iii) a letter addressed to Agent, on behalf of itself and Lenders, in form and substance reasonably satisfactory to Agent and subject to standard qualifications required by nationally recognized accounting firms, signed by such accounting firm acknowledging that Agent and Lenders are entitled to rely upon such accounting firm's certification of such audited Financial Statements,
(iv) the annual letters to
such accountants in connection with their audit examination detailing contingent liabilities and material litigation matters and (v) the certification of the Chief Executive Officer or Chief Financial Officer of Borrower that all such Financial Statements present fairly in accordance with GAAP the financial position, results of operations and statements of cash flows of Borrower and its Subsidiaries on a consolidated and consolidating basis, as applicable, as at the end of such Fiscal Year and for the period then ended, and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default.

         (f) Account Statements. To Agent, within five (5) Business Days after receipt thereof by any Credit Party, copies of all account statements received by such Credit Party in respect of the Concentration Account.

         (g) Management Letters. To Agent and Lenders, within five (5) Business Days after receipt thereof by Borrower or any of its Subsidiaries, copies of all management letters, exception reports or similar letters or reports received by Borrower or any of its Subsidiaries from its independent certified public accountants.

         (h) Default Notices. To Agent and Lenders, as soon as practicable, and in any event within three (3) days after an executive officer of Borrower has actual knowledge of the existence of any Default or Event of Default, telephonic or telecopied notice specifying the nature of such Default or Event of Default, including the anticipated effect thereof, which notice, if given telephonically, shall be promptly confirmed in writing on the next Business Day.

         (i) SEC Filings and Press Releases. To Agent and Lenders, promptly upon their becoming available, copies of: (i) all Financial Statements, reports, notices and proxy statements made publicly available by Borrower or any of its Subsidiaries to its security holders; (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Borrower or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority and
(iii) all press releases and other statements made available by Borrower or any of its Subsidiaries to the public concerning material changes or developments in the business of any such Person.

         (j) Equity Notices. To Agent, as soon as practicable, copies of all material written notices given or received by any Credit Party with respect to any Stock of such Person.

         (k) Supplemental Schedules. To Agent, supplemental disclosures, if any, required by Section 5.6.

         (l) Litigation. To Agent in writing, promptly upon learning thereof but in any event within five (5) days thereafter, notice of (i) the occurrence of any adverse development with respect to any Litigation described in Disclosure Schedule (3.13) or (ii) any Litigation commenced or threatened against Borrower or any of its Subsidiaries that (i) if adversely determined, could reasonably be expected to result in damages in excess of $100,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets or against Borrower or any of its Subsidiaries or any ERISA Affiliate in connection with any Plan, (iv) alleges criminal misconduct by Borrower or any of its Subsidiaries, (v) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Liabilities which could reasonably be expected to result in damages or expenses in excess of $50,000 individually or $200,000 in the aggregate or (vi) involves any product recall.

         (m) Insurance Notices. To Agent, disclosure of losses or casualties required by Section 5.4.

         (n) Real Property Lease Default Notices. To Agent, within two (2) Business Days after receipt thereof, copies of (i) any and all default notices received under or with respect to any leased location or public warehouse where Collateral is located and (ii) such other notices or documents as Agent may reasonably request.

         (o) Bankruptcy Court Filings. Furnish to Agent and its counsel promptly after the same is available, copies of all pleadings, motions, applications, transcripts, financial information and other documents filed or served by or on behalf of any Credit Party with, or orders entered by, the Bankruptcy Court or the United States Trustee in the Cases, or distributed by or on behalf of any Credit Party to any Committee or their respective representatives, agents or advisors.

         (p) ERISA Events. immediately upon becoming aware of the institution of any steps by Borrower or any other Person to terminate any Pension Plan, or the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under section 302(f) of ERISA, or the taking of any action with respect to a Pension Plan which could result in the requirement that Borrower or any of its Subsidiaries furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan which could result in the incurrence by the Borrower of any material liability, fine or penalty, or any material increase in the contingent liability of the Borrower with respect to any post-retirement Welfare Plan benefit, notice thereof and copies of all documentation relating thereto;

         (q) Debt for Borrowed Money. As soon as possible and in any event within three (3) days after the delivery thereof, copies of all notices, agreements or documents delivered pursuant to the Secondary DIP Facility Loan Documents (including, without limitation, each of the Monthly Report and the Independent Accountant's Report (in each case, as defined therein)), the Pre-Petition Fleet Financing and the New Fleet Financing (including any servicer report or noteholder report) and each other agreement for borrowed money to which Borrower or any of its Subsidiaries (other than Vehicle Debt) is a party, except for such notices, agreements or documents delivered in respect of the Obligations;

         (r) Securitization/Lease Notices. To Agent, as soon as possible and in any event within two (2) Business Days notice if Borrower believes, or has reason to believe, that it will not be able to make any payment in respect of the Leases or the Demand Capitalization Notes.

         (s) Notices in Respect of Secondary DIP Facility Order. To Agent, as soon as possible and in any event within two (2) Business Days, (i) notice if Borrower believes, or has reason to believe, that it will not be able to make any payment or perform any obligation to the

Pre-Petition Agent and/or the Secondary DIP Facility Agent under the Secondary DIP Facility Order or the Secondary DIP Facility Documents, or (ii) notice received by any Credit Party from the Pre-Petition Agent or the Secondary DIP Facility Agent pursuant to the Secondary DIP Facility Order or the Secondary DIP Facility Documents.

         (t) Ford Order Notices. To Agent, as soon as possible and in any event within two (2) Business Days, written notice of the occurrence or existence of (i) any Ford Default (as defined in the Ford Order) and (ii) the exercise of any repossession or other remedy in respect thereof.

         (s) Other Documents. To Agent and Lenders, such other financial and other information respecting Borrower's and any of its Subsidiaries' business or financial condition as Agent or any Lender shall from time to time reasonably request.

                            ANNEX F (SECTION 4.1(B))

                                       TO

                                CREDIT AGREEMENT

                               COLLATERAL REPORTS

         Borrower shall deliver or cause to be delivered the following:

         (a) To Agent, within two (2) Business Days after Agent's request therefor, and in any event no less frequently than 12:00 p.m. (New York time) on the third Business Day of each week, each of the following reports, each of which shall be prepared by Borrower as of the Thursday of the immediately preceding week:

                  (i) a Borrowing Base Certificate accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

                  (ii) with respect to each Credit Party, a summary of Vehicles by location, type and Auction Value with a supporting perpetual report, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion; and

                  (iii) with respect to each Credit Party, a weekly trial balance showing Accounts outstanding aged from invoice date as follows: 1 to 30 days, 31 to 60 days, 61 to 90 days and 91 days or more, in each case, accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion.

                  (iv) with respect to each Credit Party, a summary of Mortgaged Properties by location and type (and reflecting any changes in the net book value or fair market value thereof), accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion; and

         (b) To Agent, on a weekly basis or at such more frequent intervals as Agent may request from time to time (together with a copy of all or any part of such delivery requested by any Lender in writing after the Closing Date), collateral reports with respect to each Credit Party, including all additions and reductions (cash and non-cash) with respect to Accounts of such Credit Party, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion each of which shall be prepared by Borrower as of the Thursday of the immediately preceding week.

         (c) To Agent, at the time of delivery of each of the monthly Financial Statements delivered pursuant to Annex E:

                  (i) a reconciliation of the Accounts trial balance of each Credit Party to the most recent Borrowing Base Certificate, general ledger and monthly Financial Statements delivered pursuant to Annex E, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

                  (ii) a reconciliation of the perpetual Vehicles by location of each Credit Party to the recent Borrowing Base Certificate, general ledger and monthly Financial Statements delivered pursuant to Annex E, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

                  (iii) an aging of accounts payable and a reconciliation of that accounts payable aging to each Credit Party's general ledger and monthly Financial Statements delivered pursuant to Annex E, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

                  (iv) a reconciliation of the outstanding Loans as set forth in the monthly Loan Account statement provided by Agent to Borrower's general ledger and monthly Financial Statements delivered pursuant to Annex E, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

         (d) To Agent, at the time of delivery of each of the quarterly Financial Statements delivered pursuant to Annex E, (i) a listing of government contracts of each Credit Party subject to the Federal Assignment of Claims Act of 1940, the Financial Administration Act (Canada) or any applicable state, provincial or territorial statute or municipal ordinance of similar purpose and effect and (ii) a list of any applications for the registration of any Patent, Trademark, Design or Copyright filed by any Credit Party with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency (including in any foreign jurisdiction) in the prior Fiscal Quarter;

         (e) Borrower, at its own expense, shall deliver to Agent the results of each physical verification, if any, that such Borrower or any of its Subsidiaries may in their discretion have made, or caused any other Person to have made on their behalf, of all or any portion of their Vehicles (and, if a Default or an Event of Default has occurred and is continuing, Borrower shall, upon the request of Agent, conduct, and deliver the results of, such physical verifications as Agent may require);

         (f) Borrower, at its own expense, shall deliver to Agent updated appraisals of the IP Rights, Mortgaged Properties, and Vehicles of each Credit Party as Agent may request at any time and from time to time, such appraisals to be conducted by an appraiser, and in form and substance reasonably satisfactory to Agent; and

         (g) Such other reports, statements and reconciliations with respect to the Borrowing Base, Collateral or Obligations of any or all Credit Parties as Agent shall from time to time request in its reasonable discretion.

                             ANNEX G (SECTION 6.10)

                                       TO

                                CREDIT AGREEMENT

                               FINANCIAL COVENANTS

         Borrower shall not breach or fail to comply with any of the following financial covenants, each of which shall be calculated in accordance with GAAP consistently applied:

         (a) Maximum Capital Expenditures. Borrower will not, and will not permit any of its Subsidiaries to, make or commit to make Capital Expenditures from and after the Closing Date, except (i) Capital Expenditures for the acquisition of Vehicles and (ii) other Capital Expenditures which do not aggregate in excess of (A) $12,500,000 during the period commencing on August 1, 2002 and ending on December 31, 2002 and (B) $15,000,000 during the period commencing on January 1, 2003 and ending on the Stated Maturity Date.

         (b) Minimum Fixed Charge Coverage Ratio. Borrower and its Subsidiaries shall have on a consolidated basis at the end of each Fiscal Month set forth below, a Fixed Charge Coverage Ratio for the period commencing on August 1, 2002 and ending as set forth below of not less than the following:

         1.10 for the Fiscal Month ending August 31, 2002;
         1.05 for the Fiscal Month ending September 30, 2002;
         1.00 for the Fiscal Month ending October 31, 2002;
         1.00 for the Fiscal Month ending November 30, 2002;
         0.95 for the Fiscal Month ending December 31, 2002
         0.90 for the Fiscal Month ending January 31, 2003;
         0.85 for the Fiscal Month ending February 28, 2003;
         0.80 for the Fiscal Month ending March 31, 2003; and
         0.80 for the Fiscal Month ending April 30, 2003.

         (c) Minimum Adjusted EBITDA. Borrower and its Subsidiaries on a consolidated basis shall have, at the end of each Fiscal Month set forth below, Adjusted EBITDA for the period commencing on August 1, 2002 and ending as set forth below of not less than the following:

      Period                                         Adjusted EBITDA
      ------                                         ---------------
      August 31, 2002                                $15,700,000
      September 30, 2002                             $19,400,000
      October 31, 2002                               $19,600,000
      November 30, 2002                              $15,200,000
      December 31, 2002                              $9,200,000
      January 31, 2003                               $2,700,000
      February 28, 2003                              ($3,100,000)
      March 31, 2002                                 ($9,900,000)
      April 30, 2003                                 ($7,000,000)

         (d) Minimum Liquidity Test. The Credit Parties shall have, at all times, Minimum Liquidity of not less than $15,000,000 at any time, nor less than $20,000,000 during any period of three (3) or more full consecutive Business Days.

         (e) Maximum Restructuring Expenses. Borrower will not permit estructuring Expenses paid or payable in cash to exceed (i) $38,000,000 during the period commencing on July 29, 2002 and ending on December 31, 2002 and (ii) $22,500,000 during the period commencing on January 1, 2003 and ending on the Stated Maturity Date.

         Unless otherwise specifically provided herein, any accounting term used in the Agreement shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP consistently applied. That certain items or computations are explicitly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing. If any "Accounting Changes" (as defined below) occur and such changes result in a change in the calculation of the financial covenants, standards or terms used in the Agreement or any other Loan Document, then Borrower, Agent and Lenders agree to enter into negotiations in order to amend such provisions of the Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating Borrower's and its Subsidiaries' financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made; provided, however, that the agreement of Requisite Lenders to any required amendments of such provisions shall be sufficient to bind all Lenders. "Accounting Changes" means (i) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions), (ii) changes in accounting principles concurred in by Borrower's certified public accountants; (iii) purchase accounting adjustments under A.P.B. 16 or 17 and EITF 88-16, and the application of the accounting principles set forth in FASB 109, including the establishment of reserves pursuant thereto and any subsequent reversal (in whole or in part) of such reserves and (iv) the reversal of any reserves established as a result of purchase accounting adjustments. All such adjustments resulting from expenditures made subsequent to the Closing Date (including capitalization of costs and expenses or payment of pre-Closing Date liabilities) shall be treated as expenses in the period the expenditures are made and deducted as part of the calculation of EBITDA in such period. If Agent, Borrower and Requisite Lenders agree upon the required amendments, then after appropriate amendments have been executed and the underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained in the Agreement or in any other Loan Document shall, only to the extent of such Accounting Change, refer to GAAP, consistently applied after giving effect to the implementation of such Accounting Change. If Agent, Borrower and Requisite Lenders cannot agree upon the required amendments within thirty (30) days following the date of implementation of any Accounting Change, then all Financial Statements delivered and all calculations of financial covenants and other standards and terms in accordance with the Agreement and the other Loan Documents shall be prepared, delivered and made without regard to the underlying Accounting Change. For purposes of Section 8.1, a breach of a Financial Covenant contained in this Annex G shall be deemed to have occurred as of any date of determination by Agent or as of the last day of any specified measurement period, regardless of when the Financial Statements reflecting such breach are delivered to Agent.

                            ANNEX H (SECTION 9.9(A))

                                       TO

                                CREDIT AGREEMENT

                            WIRE TRANSFER INFORMATION

Name:                                      General Electric Capital Corporation
Bank:                                      Bankers Trust Company
                                           New York, New York
ABA #:                                     021001033
Account #:                                 50232854
Account Name:                              GECC/CAF Depository
Reference:                                 CFN 4800

                             ANNEX I (SECTION 11.10)

                                       TO

                                CREDIT AGREEMENT

                                NOTICE ADDRESSES

(A)      If to Agent or GE Capital, at
         General Electric Capital Corporation
         500 West Monroe Street
         12th Floor
         Chicago, Illinois 60661
         Attention: Budget Account Manager
         Telecopier No.: (312) 463-3840
         Telephone No.: (312) 463-2300

         with copies to:

         General Electric Capital Corporation
         201 High Ridge Road
         Stamford, Connecticut 06927-5100
         Attention:  Corporate Counsel - Commercial Finance
         Telecopier No.: (203) 316-7889
         Telephone No.:  (203) 316-7552

(B)      If to Borrower, at

         Budget Group Inc.
         4225 Naperville Road
         Lisle, Illinois  60532
         Attention:  Kathy Abbott
         Telecopier No.:  (630) 955-7617
         Telephone No.:  (630) 955-7810

        with copies to:

         Budget Group, Inc.
         4225 Naperville Road
         Lisle, Illinois  60532
         Attention:  Robert L. Aprati
         Telecopier No.:  (630) 955-7517
         Telephone No.:  (630) 955-7571

(C)      If any other Credit Party, at

         Name of Credit Party
         c/o Budget Group Inc.
         4225 Naperville Road
         Lisle, Illinois  60532
         Attention:  Kathy Abbott
         Telecopier No.:  (630) 955-7617
         Telephone No.:  (630) 955-7810

         with copies to:

         Budget Group, Inc.
         4225 Naperville Road
         Lisle, Illinois  60532
         Attention:  Robert L. Aprati
         Telecopier No.:  (630) 955-7517
         Telephone No.:  (630) 955-7571

                 ANNEX J (FROM ANNEX A - COMMITMENTS DEFINITION)

                                       TO

                                CREDIT AGREEMENT

                                            Lender(s)

Revolving Loan Commitment
(including a Swing Line Commitment
of $5,000,000)
$75,000,000                                 General Electric Capital Corporation

                                  Schedule 1.1
                             Agent's Representatives

General Electric Capital Corporation
500 West Monroe Street
13th Floor
Chicago, Illinois  60661
Attention:  Budget Group, Inc. Loan Administrator
Telecopier No.:  (312) 463-3854
Telephone No.:  (312) 463-2300

                                 Schedule 1.6(c)
                          Eligible Mortgaged Properties

1.       2005 Belvedere Road, West Palm Beach, FL

2.       8715 Wickham Road, Romulus, MI

3.       19030 28th Avenue S., Seattle, WA

4.       2233 E. 22nd Street, Carson, CA

5.       9636 Natural Bridge Road, Berkeley, MO

6.       1602 SW College Road, Ocala, FL

7.       6th and Grange, Milwaukee, WI

8.       835 & 843 S. Havana Street, Aurora, CO

9.       18449 SE Stark Street, Gresham, OR

10.      2125 Landstreet Road, Orlando, FL

11.      2725 W. King Street, Cocoa, FL

12.      121 98th Avenue, Oakland, CA

13.      22205 Valley Road, Kent, WA

Together with each other property which satisfies the conditions set forth in
Section 1.6(c) and as to which Agent and the Requisite Lenders shall have consented in writing.

                                 Schedule 2.1(a)

                                First Day Orders

- INTERIM SECONDARY DIP FACILITY ORDER, AND FROM AND AFTER APPROVAL IN ACCORDANCE WITH SECTION 5.13 OF THE AGREEMENT, THE FINAL SECONDARY DIP FACILITY ORDER

-     FORD ORDER

- LEASE PAYMENT ORDER, AND IF SUCH FINAL ORDER SHALL NOT BE THE FINAL ORDER, THEN SUCH FINAL ORDER SHALL BE IN FORM AND SUBSTANCE SATISFACTORY TO AGENT AND LENDERS

- INTERIM NEW FLEET FINANCING ORDER, AND FROM AND AFTER APPROVAL IN ACCORDANCE WITH SECTION 5.12 OF THE AGREEMENT, THE FINAL NEW FLEET FINANCING ORDER

- ORDER PURSUANT TO SECTION 105(a) OF THE BANKRUPTCY CODE AND THE DOCTRINE OF NECESSITY AUTHORIZING, BUT NOT DIRECTING, DEBTORS IN POSSESSION TO HONOR CERTAIN PREPETITION OBLIGATIONS OWING TO VEHICLE REPAIR, SERVICE AND PARTS VENDORS AND TO GOVERNMENTAL AGENCIES.

-     ORDER UNDER 11 U.S.C. SECTION 503(b), 363(c)(1), 546(c), 546(g) AND 105(a)
      (A) CONFIRMING GRANT OF ADMINISTRATIVE EXPENSE PRIORITY TO OBLIGATIONS ARISING FROM POSTPETITION DELIVERY OF MERCHANDISE AND PROVISIONS OF SERVICES, (B) AUTHORIZING DEBTORS TO PAY SUCH EXPENSES IN THE ORDINARY COURSE OF BUSINESS, (C) AUTHORIZING DEBTORS TO RETURN GOODS, AND (D) PROHIBITING THIRD PARTIES FROM INTERFERING WITH DELIVERY OF DEBTORS' GOODS.

- ORDER AUTHORIZING: (I) PAYMENT OF PREPETITION EMPLOYEE WAGES, SALARIES AND RELATED ITEMS; (II) REIMBURSEMENT OF PREPETITION EMPLOYEE BUSINESS EXPENSES; (III) PREPETITION CONTRIBUTIONS AND PAYMENT OF MEDICAL, PENSION AND SIMILAR BENEFITS; (IV) PAYMENT OF WORKERS' COMPENSATION OBLIGATIONS;
      (V) PAYMENTS FOR WHICH PAYROLL DEDUCTIONS WERE MADE; AND (VI) PAYMENT OF ALL COSTS AND EXPENSES INCIDENT TO THE FOREGOING PAYMENTS AND CONTRIBUTIONS.

- ORDER PURSUANT TO SECTION 105(a) OF THE BANKRUPTCY CODE AND THE DOCTRINE OF NECESSITY AUTHORIZING, BUT NOT DIRECTING, DEBTORS IN POSSESSION TO HONOR PREPETITION OBLIGATIONS RELATING TO CERTAIN VENDORS THAT SUPPORT (i) MARKETING AND SALES PROGRAMS AND (ii) CUSTOMER INCENTIVE PROGRAMS.

- INTERIM AND FINAL ORDER AUTHORIZING DEBTORS AND DEBTORS IN POSSESSION TO PAY INSTALLMENTS UNDER INSURANCE PREMIUM FINANCE ARRANGEMENT.

- ORDER PURSUANT TO SECTIONS 105(a) AND 507(a)(6) OF THE BANKRUPTCY CODE AND THE DOCTRINE OF NECESSITY AUTHORIZING, BUT NOT

      DIRECTING, DEBTORS IN POSSESSION TO HONOR CERTAIN PREPETITION OBLIGATIONS TO CUSTOMERS.

- ORDER PURSUANT TO SECTIONS 105(a) AND 363(c)(1) OF THE BANKRUPTCY CODE AUTHORIZING, BUT NOT DIRECTING, DEBTORS TO CONTINUE TO OPERATE IN THE ORDINARY COURSE, INCLUDING PAYMENT OR SETOFF OF PREPETITION DATE CLAIMS, WITH RESPECT TO NON-DEBTOR INFORMATION TECHNOLOGY PROVIDERS.

- INTERIM ORDER PURSUANT TO 11 U.S.C.SECTION 105 AND FED. R. BANKR. P. 9019(a) (A) AUTHORIZING THE DEBTORS IN POSSESSION TO CONTINUE TO DEFEND AND ADJUST PREPETITION CLAIMS THAT ARISE FROM THE RENTAL OF VEHICLES AND
      (B) ESTABLISHING OMNIBUS PROCEDURES FOR THE SETTLEMENT OF CERTAIN VEHICLE LIABILITY CLAIMS.

-     ORDER AUTHORIZING PAYMENT OF CERTAIN PREPETITION TAXES.

- ORDER PURSUANT TO SECTIONS 105(a) AND 363(c)(1) OF THE BANKRUPTCY CODE AND THE DOCTRINE OF NECESSITY AUTHORIZING, BUT NOT DIRECTING, DEBTORS TO CONTINUE TO OPERATE IN THE ORDINARY COURSE, INCLUDING PAYMENT OF PREPETITION DATE CLAIMS, WITH RESPECT TO AIRPORT AUTHORITIES.

- ORDER PURSUANT TO SECTIONS 105(a) AND 363(c)(1) OF THE BANKRUPTCY CODE AND THE DOCTRINE OF NECESSITY AUTHORIZING, BUT NOT DIRECTING, DEBTORS TO CONTINUE TO OPERATE IN THE ORDINARY COURSE, INCLUDING PAYMENT OF PREPETITION DATE CLAIMS, WITH RESPECT TO NON-DEBTOR FRANCHISEES, LICENSEES AND DEALERS.

                                  Schedule 5.11
                            Post-Closing Obligations

1. Real Estate Matters. On or prior to the date which is thirty (30) days (or, with respect to the obligation to provide (x) the evidence required by clause (b) below and (y) a Mortgagee's Title Insurance Policy with respect to the Mortgaged Properties set forth on Schedule 1.6(c) as required by clause (d) below, forty-five (45) days) following the Closing Date, Borrower shall, or shall cause the relevant Credit Party to, deliver to Agent:

      (a) a duly executed and delivered Mortgage recorded in favor of Agent, for the benefit of Lenders;

      (b) Agent's receipt of evidence reasonably satisfactory to Agent that Borrower (or such Credit Party) has good and marketable fee simple title to such Mortgaged Property, free and clear of all Liens other than Permitted Liens;

      (c) evidence that such property is not located in a flood zone or flood prone area or that Borrower or such Credit Party, as the case may be, has appropriate flood insurance, if required;

      (d) with respect to the Mortgaged Properties set forth on Schedule 1.6(c), the items set forth in Section 1.6(c)(iii); and

      (e) opinions of local counsel for the state in which such Mortgaged Property is located.

2. Canadian Guarantees/Collateral. On or before the date which is thirty (30) days after the Petition Date, Borrower shall cause the Foreign Subsidiary Guarantors to deliver to Agent:

      (a) duly executed originals of the Canadian Guaranty signed by each Foreign Subsidiary Guarantor;

      (b) duly executed originals of the Canadian Security Documents signed by each Credit Party thereto;

      (c) evidence satisfactory to Agent that Agent (for the benefit of itself and Lenders) has a valid and perfected lien in the Collateral covered by the Canadian Security Documents, including (i) financing statements under the PPSA and other applicable documents under the laws of any jurisdiction with respect to the perfection or publication of Liens as Agent may request in order to perfect or protect its security interests or publish its Liens on such Collateral and (ii) copies of PPSA search reports listing all effective financing statements (or similar instruments under applicable law) that name any Foreign Subsidiary Guarantor as debtor, and evidence that such Foreign Subsidiary Guarantor has made commercially reasonable efforts to obtain acknowledgments from those Persons having filed financing statements under the PPSA without adequately limiting the scope of their Collateral acknowledging that their security interests do not cover such Collateral (unless their security interest constitutes a Permitted Lien).

      (d) For each Foreign Subsidiary Guarantor (i) its charter or constituent documents and all amendments thereto, (ii) good standing certificates or similar certificates under applicable law (including verification of tax status) in its jurisdiction of incorporation or formation and (iii) good standing certificates or similar certificates under applicable law (including verification of tax status) in each jurisdiction where its principal place of business is located, each dated a recent date and certified by the applicable Secretary of State or other applicable authorized Governmental Authority.

      (e) For each Foreign Subsidiary Guarantor (i) such Person's bylaws or any unanimous shareholders agreements, as applicable, together with all amendments thereto and (ii) resolutions of such Person's Board of Directors (or equivalent governing body) or shareholders (if applicable), approving and authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and the transactions to be consummated in connection therewith, each certified, as of the date such Loan Documents (other than those executed and delivered on the Closing Date) are executed and delivered, by such Person's corporate secretary or an assistant secretary as being in full force and effect without any modification or amendment.

      (f) For each Foreign Subsidiary Guarantor, signature and incumbency certificates of the officers of each such Person executing any of the Loan Documents, certified, as of the date such Loan Documents (other than those executed and delivered on the Closing Date) are executed and delivered, by such Person's corporate secretary or an assistant secretary as being true, accurate, correct and complete.

      (g) Duly executed originals of opinions of McCarthy Tetrault (other than title reports and opinions with respect to Mortgaged Properties located in Canada), special Canadian counsel for the Credit Parties, and any other local counsel opinions reasonably requested by Agent, each in form and substance reasonably satisfactory to Agent and its counsel, dated as of the date the Loan Documents (other than those executed and delivered on the Closing Date) are executed and delivered by the Credit Parties, and each accompanied by a letter addressed to such counsel from the Credit Parties, authorizing and directing such counsel to address its opinion to Agent, on behalf of Lenders, and to include in such opinion an express statement to the effect that Agent and Lenders are authorized to rely on such opinion.

      (h) Duly executed originals of a subordination and intercreditor agreement, among Agent, on behalf of Lenders, the Pre-Petition Agent, on behalf of the Pre-Petition Lenders, and the Secondary DIP Facility Agent, on behalf of the Secondary DIP Facility Lenders, in form and substance satisfactory to Agent, in its sole discretion.

      (i) Duly executed Control Agreements with respect to the accounts of the Foreign Subsidiary Guarantors set forth on Disclosure Schedule (3.19) and signed by the relevant Foreign Subsidiary Guarantor and the Existing Institution at which each such account is maintained.

3. Control Agreements. On or prior to the date which is (a) seven (7) days following the Closing Date, duly executed originals of a Control Agreement among the relevant Credit Parties, Agent, the Pre-Petition Agent and the Secondary Agent and Harris Bank and (b) fifteen (15) days following the Closing Date, duly executed originals of Control Agreements among the relevant

Credit Parties, Agent, the Pre-Petition Agent and the Secondary Agent and each of Bank of America, N.A., Bank of Hawaii, Citibank, N.A. and such other Existing Institutions as Agent shall request.

4. Agreements Regarding Vehicles. On or prior to the date which is ten (10) days following the Closing Date, each of the following:

      (i) Collateral Agency Agreement. Duly executed originals of the Collateral Agency Agreement and signed by the parties thereto (other than Agent).

      (ii) Nominee Agreement. Duly executed originals of the Nominee Agreement and signed by the parties thereto (other than Agent).

5. Dissolved Entities. On or prior to the date which is thirty (30) days following the Closing Date, file all reports and take all other actions reasonably required in order to reinstate the valid existence of the Dissolved Entities under state law.

6. Copyrights and Patents. To the extent that any Credit Party acquires, after the Closing Date, any Copyright or Patent, then such Credit Party shall promptly execute and deliver to Agent a Copyright Security Agreement or Patent Security Agreement, as applicable, in respect of such Copyright or Patent, respectively.

7. Landlord Consents. On or prior to the date which is thirty (30) days following the Closing Date, the applicable Credit Party shall use its commercially reasonable efforts to obtain a landlord's consent meeting the requirements of Section 5.9 from the lessor of each of the following properties:

      (a)   4225 Naperville Road, Lisle, Illinois 60532;

      (b)   237 Dairy Road, Kahului, Hawaii 96732;

      (c)   455 Kalewa Street, Honolulu, Hawaii 96819;

      (d)   21920 Pacific Highway South, Des Moines, Washington 98198;

      (e)   1100 South Plum Street, Olympia, Washington 98501; and

      (f)   125 Basin Street, Suite 210, Daytona Beach, Florida 32114.

                                  Schedule 6.8
                           Real Property Held for Sale

1.    1602 SW College Road, Ocala, FL
2.    3117 Deans Bridge Road, Augusta, GA
3.    18449 SE Stark Street, Gresham, OR
4.    6000 & 6011 Roosevelt Way, Seattle, WA
5.    6th & Grange, Milwaukee, WI
6.    2725 W. King Street, Cocoa, FL

                                  Schedule 6.18
                          Material Contracts and Leases

1.    The New Fleet Financing Documents.

2.    The Secondary DIP Facility Loan Documents.

3. Any Repurchase Agreement, other than any amendment or other modification which could not reasonably be expected to have an adverse effect on the Lenders.

4. The Supply Agreement dated as of April 29, 1997 between Ford Motor Company and BRACC.

5. The Advertising Agreement dated as of April 29, 1997 between Ford Motor Company and BRACC.

6. The Base Indenture, any Lease or any Supplement to the Base Indenture, other than any amendment or other modification which could not reasonably be expected to have an adverse effect on the Lenders.

                                 Schedule 8.1(p)

                           Cross-Defaulted Agreements

1. Any Secondary DIP Facility Loan Documents and/or any Secondary DIP Facility Order.

2.    Any New Fleet Financing Document and/or any New Fleet Financing Order.

3.    The Orders.

4.    The Ford Orders.

5.    The Lease Payment Orders.

6. With respect to the Pre-Petition Fleet Financing Documents (a) any event constituting a Liquidation Event of Default, Limited Liquidation Event of Default or Amortization Event of Default has occurred and is continuing (and has not been waived in accordance with the terms of the applicable Pre-Petition Fleet Financing Documents) and (b) the trustee, on behalf of the noteholders, has commenced remedial action in accordance with the terms of the Pre-Petition Fleet Financing Documents.